   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 2004
                                                     REGISTRATION NO. 333-116433

--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -----------------

                               AMENDMENT NO. 1 TO
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            IMPAX LABORATORIES, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                  65-0403311
    (State or other jurisdiction of         (I.R.S. Employer Identification No.)
     incorporation or organization)

                              30831 HUNTWOOD AVENUE
                                HAYWARD, CA 94544
                                 (510) 476-2000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                BARRY R. EDWARDS
                             CHIEF EXECUTIVE OFFICER
                            IMPAX LABORATORIES, INC.
                               3735 CASTOR AVENUE
                             PHILADELPHIA, PA 19124
                                  215-289-2220
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               -----------------
             Copies of all communications, including all communications sent to the agent for service, should be sent to:

                             RONALD FISHER, ESQUIRE
                                 BLANK ROME LLP
                                ONE LOGAN SQUARE
                           PHILADELPHIA, PA 19103-6998
                                 (215) 569-5500
                               -----------------

     Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

--------------------------------------------------------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The securityholders identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2004

PROSPECTUS
                            IMPAX LABORATORIES, INC.

                                   $95,000,000

         1.250% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE 2024 AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES

         This prospectus covers resales by selling securityholders of our 1.250% Convertible Senior Subordinated Debentures due 2024 and shares of our common stock issuable upon conversion of the debentures. We issued the debentures in a private placement on April 5, 2004. Selling securityholders will use this prospectus to resell their debentures and the shares of our common stock issuable upon conversion of the debentures at market prices prevailing at the time of sale, fixed or varying prices determined at the time of sale, or at negotiated prices. The selling securityholders may sell the debentures or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts or commissions. We will not receive any proceeds from the offering.

         The debentures bear interest at a rate of 1.250% per year. Interest on the debentures is payable on April 1 and October 1 of each year, beginning on October 1, 2004. The debentures are convertible by holders into shares of our common stock at a conversion price of $28.08 per share (subject to adjustment in certain events) if: (1) the price of our common stock reaches a specific threshold; (2) the trading price for the debentures falls below certain thresholds; (3) the debentures have been called for redemption; or (4) certain corporate transactions occur.

         The debentures mature on April 1, 2024 unless earlier redeemed, repurchased or converted. Before April 5, 2007, we may redeem some or all of the debentures if the price of our common stock reaches a specific threshold, at a redemption price that includes an additional payment on the redeemed debentures equal to $230.77 per $1,000 principal amount of debentures, less the amount of any interest actually paid or accrued and unpaid on the debentures. On or after April 5, 2007, we may redeem some or all of the debentures at the redemption prices described herein under "Description of the Debentures - Optional Redemption by Impax."

         The debentures are our unsecured obligations and are subordinated in right of payment to all of our existing and future senior indebtedness. On April 1, 2009, April 1, 2014 and April 1, 2019, and under certain circumstances, holders of the debentures will have the right to require us to repurchase all or any part of their debentures, at a repurchase price equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest and liquidated damages, if any, to, but excluding the repurchase date.

         The debentures are not listed on any securities exchange or included in any automated quotation system. The debentures are eligible for trading on The PORTAL(SM) Market. Our common stock is quoted on the NASDAQ National Market under the symbol "IPXL." On September 29, 2004, the closing sale price of our common stock was $15.99 per share.

         Our principal executive offices are located at Impax Laboratories, Inc., 30831 Huntwood Avenue, Hayward, California, 94544 and our telephone number is (510) 476-2000.
                                ----------------
         YOU ARE URGED TO CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 OF THIS PROSPECTUS, WHICH DESCRIBES SPECIFIC RISKS AND CERTAIN OTHER INFORMATION ASSOCIATED WITH AN INVESTMENT IN OUR COMPANY THAT YOU SHOULD CONSIDER BEFORE YOU MAKE YOUR INVESTMENT DECISION.
                                ----------------
         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is [       ], 2004

                                TABLE OF CONTENTS


                                                                                                                Page
ABOUT THIS PROSPECTUS.............................................................................................1

FORWARD-LOOKING STATEMENTS........................................................................................1

SUMMARY...........................................................................................................3

RISK FACTORS......................................................................................................8

RATIO OF EARNINGS TO FIXED CHARGES...............................................................................26

DESCRIPTION OF THE DEBENTURES....................................................................................26

DESCRIPTION OF CAPITAL STOCK.....................................................................................47

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS..................................................................49

SELLING SECURITYHOLDERS..........................................................................................54

USE OF PROCEEDS..................................................................................................56

PLAN OF DISTRIBUTION.............................................................................................57

LEGAL MATTERS....................................................................................................58

EXPERTS..........................................................................................................59

WHERE YOU CAN FIND MORE INFORMATION..............................................................................59




                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC). You should rely only on the information contained in or incorporated by reference in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling securityholders will not make an offer of the debentures or the shares of our common stock issuable upon conversion of the debentures in any state where the offer is not permitted. You should not assume that the information (including any information incorporated by reference) in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this prospectus by reference or in our affairs since the date of this prospectus.


                           FORWARD-LOOKING STATEMENTS

         This prospectus, including the documents incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to herein as the Securities Act) and Section 21E of the Securities Exchange Act of 1934, as amended (referred to herein as the Exchange Act), including statements about our business strategies, our expected financial position and operating results, the projected size of our markets and our financing plans and similar matters. The words "believe," "expect," "intend," "anticipate," "plan," "may," "will," "could," "estimate," "potential," "opportunity," "future," "project," and similar expressions, as they relate to us, our management and our industry are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed in "Risk Factors" and in our "Management's Discussion and Analysis of Financial Condition and Results of Operations," incorporated by reference herein. You should carefully consider that information before you make an investment decision. You should not place undue reliance on our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statements.

         Impax, the Impax logo, the Global logo, METHITEST, and LIPRAM are trademarks of Impax Laboratories, Inc. All other trademarks used or referred to in this prospectus are the property of their respective owners. The following table includes the various trademarks used in this prospectus and the documents incorporated by reference herein and, to our knowledge, the owner of each trademark.


------------------------------------------------------------------------------------------------------------------
TRADEMARK                     OWNER                         TRADEMARK                   OWNER
------------------------------------------------------------------------------------------------------------------
Adderall(R)                   Shire Pharmaceuticals Group   Minocin(R)                  Wyeth Consumer Products
                              PLC
------------------------------------------------------------------------------------------------------------------
Allegra-D(R)                  Aventis S.A.                  Nexium(R)                   AstraZeneca PLC
------------------------------------------------------------------------------------------------------------------
Alavert(TM)                   Wyeth Consumer Products       Norflex(R)                  3M Pharmaceuticals
------------------------------------------------------------------------------------------------------------------
Aralen(R)                     Sanofi Winthrop               OxyContin(R)                Purdue Pharma L.P.
                              Pharmaceutical
------------------------------------------------------------------------------------------------------------------
Betapace(R)                   Berlex Laboratories           Pancrease(R)                McNeil Laboratories
------------------------------------------------------------------------------------------------------------------
Brethine(R)                   aaiPharma                     Prilosec(R)                 AstraZeneca PLC
------------------------------------------------------------------------------------------------------------------
Claritin-D(R)                 Schering-Plough Corp.         Rilutek(R)                  Aventis S.A.
------------------------------------------------------------------------------------------------------------------
Claritin(R) Reditabs(R)       Schering-Plough Corp.         Sinemet(R)                  Merck & Co.
------------------------------------------------------------------------------------------------------------------
Creon(R)                      Solvay Pharmaceuticals        Triaminic(R) AllerChews(TM) Novartis
------------------------------------------------------------------------------------------------------------------
Declomycin(R)                 ESP Pharma                    Tricor(R)                   Abbott Laboratories
------------------------------------------------------------------------------------------------------------------
Ditropan XL(R)                Alza Corporation              Ultrase(R)                  Axcan Scandipharm
------------------------------------------------------------------------------------------------------------------
Dynacin(R)                    Medicis                       Urispas(R)                  Ortho-McNeil Pharmaceutical,
                                                                                        Inc.
------------------------------------------------------------------------------------------------------------------
Florinef(R)                   King Pharmaceuticals          Wellbutrin(R) and           GlaxoSmithKline
                              Wellbutrin SR(R)
------------------------------------------------------------------------------------------------------------------
Flumadine(R)                  Forest Laboratories, Inc.     Zyban(R)                    GlaxoSmithKline
------------------------------------------------------------------------------------------------------------------
Mestinon(R)                   ICN Pharmaceuticals
------------------------------------------------------------------------------------------------------------------

         Unless otherwise indicated, all of the sales data in this registration statement is based on information obtained from NDCHealth Corporation regarding U.S. sales, all channels, for the 12 months ended June 30, 2004.

                                     SUMMARY

         This summary presents a brief overview of us and the key aspects of the offering and may not contain all of the information that may be important to you. You should read the more detailed information and our consolidated financial statements, the notes to those financial statements and the other financial information appearing in or incorporated by reference into this prospectus. All references to "Impax," "the Company," "we," "us" or "our" mean Impax Laboratories, Inc.

                            IMPAX LABORATORIES, INC.

         We are a technology based, specialty pharmaceutical company focused on the development and commercialization of generic and brand name pharmaceuticals, utilizing our controlled-release and other in-house development and formulation expertise. In the generic pharmaceuticals market, we focus our efforts on controlled-release generic versions of selected brand name pharmaceuticals across a broad range of therapeutic areas. We are also developing specialty generic pharmaceuticals which we believe present one or more competitive barriers to entry, such as difficulty in raw materials sourcing, complex formulation or development characteristics, or special handling requirements. In the brand name pharmaceuticals market, we are developing products for the treatment of central nervous system, or CNS disorders.

         We were incorporated in the State of Delaware in 1995 and our principal executive offices are located at 30831 Huntwood Avenue, Hayward, California 94544. Our telephone number is (510) 476-2000.

                               RECENT DEVELOPMENTS

         On September 28, 2004, we announced that the U.S. Food and Drug Administration (FDA) granted final approval to our Abbreviated New Drug Application (ANDA) for a generic version of OxyContin(R) (Oycodone Hydrochloride) Controlled Release 80mg Tablets. Purdue Pharma markets OxyContin for the management of moderate to severe pain. According to NDCHealth, U.S. sales of OxyContin Controlled Release 80 mg Tablets and its generic equivalent were $688 million for the twelve months ended July 31, 2004.

                                  THE OFFERING

         This prospectus relates to resales of $95,000,000 aggregate original principal amount of the debentures and 3,383,187 shares of our common stock issuable upon conversion of the debentures, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the debentures as a result of antidilution adjustments in circumstances described in this prospectus.

         We issued and sold $95,000,000 aggregate original principal amount of the debentures on April 5, 2004, in a private offering to Citigroup Global Markets Inc., Wachovia Capital Markets, LLC and First Albany Capital Inc., who are referred to in this prospectus as the initial purchasers. We were advised by the initial purchasers that the notes were intended to be resold in transactions which were exempt from registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in reliance on Rule 144A.

         The following is a brief summary of the terms of the debentures. For a more complete description of the debentures and the common stock issuable upon conversion of the debentures, see "Description of the Debentures" and "Description of Capital Stock" in this prospectus.

Issuer....................................................   Impax Laboratories, Inc., a Delaware corporation.

Debentures Offered........................................   $95,000,000 aggregate principal amount of 1.250%
                                                             Convertible Senior Subordinated Debentures due 2024.

Original Issue Date.......................................   April 5, 2004.

Maturity Date.............................................   April 1, 2024.

Interest..................................................   1.250% per annum on the principal amount, from April
                                                             5, 2004 payable semi-annually in arrears in cash on
                                                             April 1 and October 1 of each year, beginning October
                                                             1, 2004.

Ranking...................................................   The debentures are subordinated in right of payment to
                                                             all of our senior indebtedness and effectively
                                                             subordinated to all debts and other liabilities of our
                                                             future subsidiaries, if any.  Neither we nor our future
                                                             subsidiaries, if any, are prohibited from incurring
                                                             debt, including senior indebtedness, under the
                                                             indenture.


Conversion................................................   Holders may convert the debentures into shares of our
                                                             common stock, par value $.01 per share, which we refer
                                                             to as our common stock, at a conversion rate of 35.6125
                                                             shares per $1,000 principal amount of debentures
                                                             (representing a conversion price of approximately
                                                             $28.08), subject to adjustment, prior to the close of
                                                             business on March 31, 2024 only under the following
                                                             circumstances:

                                                             o    in any fiscal quarter commencing prior to
                                                                  April 1, 2019, and only during such fiscal
                                                                  quarter, if the closing sale price of our common
                                                                  stock exceeds 120% of the conversion price for
                                                                  at least 20 trading days in the 30 consecutive
                                                                  trading day period ending on the last trading
                                                                  day of the preceding fiscal quarter (initially
                                                                  120% of $28.08, or $33.70, which we refer to as
                                                                  the conversion trigger price); or

                                                             o    during any fiscal quarter commencing after
                                                                  April 1, 2019 and prior to maturity, if the
                                                                  closing sale price of our common stock exceeds
                                                                  the conversion trigger price on any date after
                                                                  April 1, 2019; or


                                                             o    during the five business days after any five
                                                                  consecutive trading day period (which we refer
                                                                  to as the measurement period) in which the
                                                                  trading price per $1,000 principal amount of
                                                                  debentures for each day of such measurement
                                                                  period was less than 98% of the product of the
                                                                  closing sale price of our common stock and the
                                                                  number of shares issuable upon conversion of
                                                                  $1,000 principal amount of the debentures;
                                                                  provided, that if on the date of any such
                                                                  conversion the closing sale price of our common
                                                                  stock is greater than 100% but less than 120% of
                                                                  the conversion price of the debentures, then
                                                                  holders will receive, in lieu of common stock
                                                                  based on the conversion price, cash or common
                                                                  stock or a combination of cash and common stock,
                                                                  at our option, with a value equal to the
                                                                  principal amount of such debentures, plus
                                                                  accrued and unpaid interest, if any; or

                                                             o    if the debentures have been called for
                                                                  redemption; or

                                                             o    upon the occurrence of specified
                                                                  corporate transactions described under
                                                                  "Description of the Debentures -- Conversion of
                                                                  Debentures -- Conversion Upon Specified
                                                                  Corporate Transactions."


Sinking Fund..............................................   None.

Provisional Redemption....................................   We may redeem the debentures in whole or in part at
                                                             any time prior to April 5, 2007 at a redemption price
                                                             equal to 100% of the principal amount of the
                                                             debentures to be redeemed, plus accrued and unpaid
                                                             interest, and liquidated damages, if any, to, but
                                                             excluding, the redemption date if: (1) the closing
                                                             price of our common stock on The NASDAQ National
                                                             Market has exceeded 130% of the conversion price for
                                                             at least 20 trading days within a period of 30
                                                             trading days ending on the date prior to the mailing
                                                             of the notice of redemption; and (2) a shelf
                                                             registration statement covering resale of the
                                                             debentures and the common stock issuable upon the
                                                             conversion of debentures is effective and expected to
                                                             remain effective and available for use during the 30
                                                             days following the redemption date, unless
                                                             registration is no longer required. If we redeem
                                                             debentures under these circumstances, we will make an
                                                             additional payment on the redeemed debentures equal
                                                             to $230.77 per $1,000 principal amount of debentures,
                                                             less the amount of any interest actually paid or
                                                             accrued and unpaid on the debenture. We may make
                                                             these additional payments, at our option, in cash or
                                                             our common stock or a combination thereof. We must
                                                             make these payments on all debentures called for
                                                             redemption, including debentures converted after the
                                                             date we mail the redemption notice. See "Description
                                                             of the Debentures -- Provisional Redemption by
                                                             Impax."

 Optional Redemption.......................................  Beginning April 5, 2007, we may redeem the debentures either in whole or in part at the redemption prices
                                                             listed herein, plus accrued and unpaid interest, and
                                                             liquidated damages, if any, to, but excluding, the
                                                             redemption date.


Repurchase at the Option of the Holder....................   Holders of debentures may require us to repurchase
                                                             the debentures on April 1, 2009, April 1, 2014 and
                                                             April 1, 2019, at a repurchase price equal to 100% of
                                                             their principal amount, plus accrued and unpaid
                                                             interest, and liquidated damages, if any, to, but
                                                             excluding the repurchase date. See "Description of
                                                             the Debentures -- Repurchase at Option of the
                                                             Holder."

 Designated Event..........................................  If a designated event (as described under
                                                             "Description of the Debentures -- Repurchase at
                                                             Option of the Holder Upon a Designated Event") occurs
                                                             prior to maturity, holders of debentures may require
                                                             us to purchase all or part of their debentures at a
                                                             repurchase price equal to 100% of their principal
                                                             amount, plus accrued and unpaid interest, and
                                                             liquidated damages, if any, to, but excluding, the
                                                             repurchase date.

Use of Proceeds...........................................   We will not receive any of the proceeds from the sale
                                                             by any selling securityholder of the debentures or
                                                             the shares of common stock issuable upon conversion
                                                             of the debentures.


Registration Rights.......................................   We agreed, for the benefit of the holders, to file a
                                                             shelf registration statement, of which this
                                                             prospectus is a part, with the SEC covering the
                                                             resale of the debentures and the common stock
                                                             issuable upon conversion of the debentures within 90
                                                             days after initial issuance of the debentures. We
                                                             also agreed to use commercially reasonable efforts to
                                                             have the registration statement declared effective
                                                             within 180 days of the initial issuance of the
                                                             debentures and to use our commercially reasonable
                                                             efforts to keep the shelf registration statement
                                                             effective for a specified period.

PORTAL Trading of Debentures..............................   The debentures are eligible for trading in The
                                                             PORTAL(SM) Market of the National Association of
                                                             Securities Dealers, Inc.

 Global Debenture; Book Entry System.......................  The debentures are evidenced by a global debenture deposited with the trustee for the debentures, as
                                                             custodian for The Depository Trust Company, commonly
                                                             known as DTC. Beneficial interests in the global
                                                             debenture are shown on, and transfers of those
                                                             beneficial interests can be made only through,
                                                             records maintained by DTC and its participants. See
                                                             "Description of the Debentures - Global Debenture,
                                                             Book-Entry Form."

The NASDAQ National Market Symbol.........................   Our common stock is listed on the NASDAQ National
                                                             Market under the symbol "IPXL."

                                  RISK FACTORS

         You should carefully consider the information under "Risk Factors," beginning on page 8 of this prospectus, so that you understand the risks associated with an investment in the debentures and the underlying common stock.

                                  RISK FACTORS

         Investing in our securities involves risks. You should carefully consider the risks described below before investing in our securities. These risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may impair our business operations in the future. If any of the following risks actually occur, our business, financial condition or results of operations could be materially harmed. You should also refer to other information included and incorporated by reference in this prospectus.

RISKS RELATED TO OUR BUSINESS

WE HAVE EXPERIENCED, AND MAY EXPERIENCE IN THE FUTURE, OPERATING LOSSES AND NEGATIVE CASH FLOW FROM OPERATIONS AND OUR FUTURE PROFITABILITY IS UNCERTAIN.

         Until recently, we have not generated significant revenues and have experienced operating losses and negative cash flow from operations.

         As of June 30, 2004, our accumulated deficit was $94,929,000 and we had outstanding indebtedness in an aggregate principal amount of $108,422,000.

         To remain operational, we must, among other things:

         o  obtain from the FDA approval for our products;

         o  prevail in patent infringement litigation in which we are involved;

         o  successfully launch our new products; and

         o comply with the many complex governmental regulations that deal with virtually every aspect of our business activities.

         Although we recently reported net income and positive cash flow for the six months ended June 30, 2004, we may not achieve similar financial results in the future.

WE CURRENTLY HAVE A LIMITED NUMBER OF COMMERCIALIZED PRODUCTS, AND THESE PRODUCTS GENERATE LIMITED REVENUES AND ARE EXPECTED TO HAVE DECLINING REVENUES OVER THEIR PRODUCT LIVES.

         We currently market thirty-three generic pharmaceuticals, which represent dosage variations of fourteen different pharmaceutical compounds. Our revenues from these products for the 12 months ended December 31, 2003 and the six months ended June 30, 2004 were approximately $53.6 million and $66.1 million, respectively. We do not anticipate further revenue growth from certain products; rather, we anticipate that revenues from these products will decline over time. As a result, our future prospects are dependent on our ability to successfully introduce new products. As of June 30, 2004, we had 14 applications pending at the FDA for generic versions of brand name pharmaceuticals. The FDA and the regulatory authorities may not approve our products submitted to them or our other products under development. Additionally, we may not successfully complete our development efforts. Even if the FDA approves our products, we may not be able to market our products if we do not prevail in the patent infringement litigation in which we are involved. Our future results of operations will depend significantly upon our ability to develop, receive FDA approval for, and market new pharmaceutical products.

OUR EFFORTS MAY NOT RESULT IN REQUIRED FDA APPROVAL OF OUR NEW DRUG PRODUCTS.

         We are required to obtain FDA approval before marketing our drug products. FDA approval requirements are costly and time consuming. We apply our drug-delivery technologies and formulation skills to develop bioequivalent versions of selected controlled-release brand name pharmaceuticals. Bioequivalent pharmaceuticals, commonly referred to as generics, are the pharmaceutical and therapeutic equivalents of brand name drug products and are usually marketed under their established nonproprietary drug names rather than by a brand name. Controlled-release drug-delivery technologies are designed to release drug dosages at specific times and in specific locations in the body and generally provide more consistent and appropriate drug levels in the bloodstream than immediate-release dosage forms. Controlled-release drugs may improve drug efficacy, reduce side effects and be more "patient friendly" by reducing the number of times a drug must be taken.

         To obtain FDA approval for a new drug product, a prospective manufacturer must submit a new drug application, or NDA, containing the results of clinical studies supporting the drug product's safety and efficacy. For bioequivalent drugs, drugs that contain the same active ingredient and are of the same route of administration, dosage form, strength and indication(s) as drugs already approved for use in the U.S. (the reference listed drugs), a prospective manufacturer must submit an abbreviated new drug application, an ANDA. An ANDA is similar to an NDA, except that an ANDA is only required to contain bioavailability data demonstrating that the generic formulation is bioequivalent to the previously approved reference listed drug, indicating that the rate of absorption and the levels of concentration of a generic drug in the body do not show a significant difference from those of the previously approved reference listed drug product. As a result, ANDA filings, compared to NDAs, save development costs. Additionally, there are no user or filing fees required by the FDA for ANDAs.

         Our bioequivalence studies and other data may not result in FDA approval to market our new drug products. While we believe that the FDA's ANDA procedures will apply to our bioequivalent versions of controlled-release drugs, these drugs may not be suitable for, or approved as part of, these abbreviated applications. In addition, even if our drug products are suitable for FDA approval by filing an ANDA, the abbreviated applications are costly and time consuming to complete. If our efforts to obtain FDA approval for our current and future drug products are not successful, our business and future prospects will be substantially harmed.

APPROVALS FOR OUR NEW DRUG PRODUCTS MAY BECOME MORE DIFFICULT TO OBTAIN IF THE FDA INSTITUTES CHANGES TO ITS APPROVAL REQUIREMENTS.

         Some abbreviated application procedures for controlled-release drugs and other products, including those related to our ANDA filings, are presently, or may become, the subject of petitions filed by brand name drug manufacturers that seek changes from the FDA in the approval requirements for particular drugs. We cannot predict at this time whether the FDA will make any changes to its abbreviated application requirements as a result of these petitions, or the effect that any changes may have on us. Any changes in FDA regulations may make it more difficult for us to file ANDAs or obtain approval of our ANDAs and thus may materially harm our business and financial results.

WE ARE SUBJECT TO SUBSTANTIAL PATENT LITIGATION THAT COULD DELAY OR PREVENT OUR COMMERCIALIZATION OF PRODUCTS.

         Patent certification requirements for controlled-release drugs and for some new drugs could also result in significant delays in obtaining FDA approval if the holder or holders of the brand name patents initiate infringement litigation. We apply our processes and formulations to develop a product that will produce the brand product's physiological characteristics but not infringe upon the patents of the NDA owner or other innovator. In connection with this process, we conduct studies to establish that our product is bioequivalent to the brand product, and obtain legal advice that our products do not infringe the NDA owner's or the innovator's patents and/or that such patents are invalid or unenforceable. As required by the Drug Price Competition and Patent Term Restoration Act of 1984, known as the Hatch-Waxman Amendments, we then assemble and submit an ANDA to the FDA for review. If we believe that our product does not infringe a patent associated with the brand product which has been listed in the FDA's Approved Drug Products with Therapeutic Equivalence Evaluation Book, commonly referred to as the "Orange Book," or that such patent is invalid or unenforceable, we are required to make a certification to that effect. This certification is called a Paragraph IV Certification.

         Once the FDA accepts our ANDA for filing, we must also send notice that we have filed an ANDA with a Paragraph IV Certification to the NDA owner and patent holder, explaining the basis for our position that the patent(s) is not infringed and/or is invalid or unenforceable. The NDA owner or patent holder may then initiate a legal challenge for patent infringement. If they do so within 45 days of their receipt of notice of our Paragraph IV Certification, that ensuing lawsuit will automatically prevent the FDA from approving our ANDA until the earlier of 30 months, expiration of the patent, or when the infringement case is decided in our favor. In addition, delays in obtaining FDA approval of abbreviated applications and some new drug applications can also result from a marketing exclusivity period and/or an extension of patent terms. Thus, as the developer of bioequivalent products, we may invest a significant amount of time and expense in the development of these products only to be subject to significant delay and the uncertain result of patent litigation before our products may be commercialized. Additionally, patent litigation is, in itself, both costly and time consuming, and the outcome of patent litigation is difficult to predict.

         As of June 30, 2004, we had 14 applications pending at the FDA for generic versions of brand name pharmaceuticals. Patent litigation has been filed and is still outstanding in connection with eight ANDAs that we have filed with Paragraph IV Certifications. We anticipate that additional legal actions may be filed against us as we file additional applications. Patent litigation may also be brought against us in connection with NDA products that we may pursue. Our business and financial results could be materially harmed by the delays in marketing our products as a result of litigation, an unfavorable outcome in any litigation, or the expense of litigation, whether or not it is successful.

IF OUR STRATEGIC ALLIANCE WITH TEVA FAILS TO BENEFIT US AS EXPECTED, OUR BUSINESS WILL BE HARMED.

         In June 2001, we entered into a strategic alliance agreement with Teva Pharmaceuticals Curacao, N.V. (Teva) for 12 controlled-release generic pharmaceutical products. The agreement granted Teva exclusive U.S. marketing rights for six of our products pending approval at the FDA and six products under development at the time of the agreement. Of the six products not yet filed at the time of the agreement, we have filed ANDAs for four with the FDA. Under the agreement, we will be responsible for manufacturing and supplying Teva with all of its requirements for these products and will share with Teva in the gross margins from its sale of the products. Teva's exclusive marketing right for each product will run for a period of 10 years in each country from the date of Teva's first sale of that product. Unless either party provides appropriate notice, this 10-year period will automatically be extended for two additional years.

         Teva elected to commercialize a competing product to one of the four products filed since June 2001, which it developed internally. Pursuant to the agreement, we elected to participate in the development and commercialization of Teva's competing product and share in the gross margins of that product. Teva also has an option to acquire exclusive marketing rights in the rest of North America, South America, the European Union and Israel for these products.

         We will depend on our strategic alliance with Teva to achieve market penetration and revenue generation for the products covered by the agreement. We entered into the agreement with Teva on the basis of certain expectations of the level of sales of the products which Teva will achieve. If we fail to maintain our strategic alliance with Teva, or if our strategic alliance with Teva fails to benefit us as expected, our revenues will not meet our expectations and our business will be harmed.

IF OUR EXCLUSIVITY TRANSFER AGREEMENT WITH ANDRX CORPORATION FAILS TO BENEFIT US AS EXPECTED, OUR BUSINESS WILL BE HARMED.

         In July 2003, we entered into an exclusivity transfer agreement with Andrx Corporation (Andrx) and Teva in order to gain market access for generic versions of GlaxoSmithKline's Wellbutrin SR for depression and Zyban for smoking cessation. Bupropion is the active ingredient in Wellbutrin SR and Zyban. The FDA has granted final approval to our ANDAs for the 100 mg dosage and 150 mg dosage forms of this product.

         On March 22, 2004, Andrx relinquished its right to a 180-day period of marketing exclusivity for the 150 mg dosage strength of generic Wellbutrin SR and Zyban.

         We entered into the agreement with Andrx and Teva on the basis of certain expectations of the level of sales of the products that will be achieved. If we fail to maintain our collaboration with Andrx and Teva, or if our collaboration with Andrx and Teva fails to benefit us as expected, our revenues will not meet our expectations and our business will be harmed.

OUR STOCKHOLDERS MAY BE ADVERSELY AFFECTED BY STRATEGIC ALLIANCES OR LICENSING ARRANGEMENTS WE MAKE WITH OTHER COMPANIES.

         We have entered into strategic alliances or license agreements with respect to certain products with Andrx, Teva, Wyeth, Novartis, Leiner Health, and Schering-Plough. In the future, we may enter into strategic alliances or licensing arrangements with respect to other products with these or other companies. These arrangements may require us to relinquish rights to certain of our technologies or product candidates, or to grant licenses on terms that ultimately may prove to be unfavorable to us, either of which could reduce the market value of our common stock.

WE FACE INTENSE COMPETITION IN THE PHARMACEUTICAL INDUSTRY FROM BOTH BRAND NAME AND GENERIC MANUFACTURERS, AND WHOLESALERS THAT COULD SEVERELY LIMIT OUR GROWTH AND RESULTS OF OPERATIONS.

         The pharmaceutical industry is highly competitive and many of our competitors have longer operating histories and substantially greater financial, research and development, marketing, and other resources than us. We are subject to competition from numerous other entities that currently operate, or intend to operate, in the pharmaceutical industry, including companies that are engaged in the development of controlled-release drug-delivery technologies and products, and other manufacturers that may decide to undertake in-house development of these products. Our generic products may be subject to competition from, among other products, competing generic products marketed by the patent holder. The following table, based upon publicly available information, reflects the companies which, to our knowledge, market brand name or generic products that compete with our five largest product families currently on the market which accounted for approximately 79% of our revenues for the six-month period ended June 30, 2004:


PRODUCT                                  BRAND COMPETITION                      GENERIC COMPETITION
-------                                  -----------------                      --------------------
LIPRAM Capsules (Pancreatic enzymes)     McNeil Laboratories (Pancrease),       Ethex Corporation, Mutual
                                         Solvay Pharmaceuticals (Creon),        Pharmaceuticals, Contract Pharmacal
                                         Scandipharm (Ultrase)

Terbutaline Sulfate 2.5 mg and 5.0 mg    aaiPharma (Brethine)                   None to date
Tablets

Loratadine and Pseudoephedrine Sulfate   Schering-Plough (Claritin-D 24-hour,   Andrx
Extended Release Tablets                 Clarinex D)

Fludrocortisone Acetate 0.1 mg Tablets   King Pharmaceuticals (Florinef)        Barr Laboratories

Minocycline Hydrochloride 50 mg, 75      Wyeth (Minocin)                        Barr, Aligen, Breckenridge, ESI
mg, and 100 mg Capsules                  Medicis (Dynacin)                      Lederle, Geneva, Ivax, H. C. Moore,
                                                                                Qualitest, Par, Ranbaxy, Teva,
                                                                                Watson, URL, Warner-Chilcott

Bupropion Hydrochloride Extended         GlaxoSmithKline, Biovail (Wellbutrin   Watson Laboratories, Eon Labs, Excel
Release Tablets                          SR, Zyban, Wellbutrin XL)              Pharmaceuticals

Demeclocycline Hydrochloride             Declomycin                             None to date

Carbidopa and Levodopa Extended          Bristol Myers Squibb (Sinemet CR)      Mylan Laboratories
Release Tablets


Omeprazole Delayed Release Capsules      AstraZeneca (Prilosec, Nexium),        Andrx, Genpharm, International, Dr.
                                         Procter and Gamble (Prilosec 1)        Reddy Laboratories Ltd.,
                                                                                KUDCO/Schwarz Pharma, Eon Labs, Lek
                                                                                International Pharmaceutical Group,
                                                                                Mylan Laboratories, Apotex USA and
                                                                                IVAX Pharmaceuticals

Loratadine Orally Disintegrating         Schering-Plough (Claritin Reditabs,    Cima Labs, Andrx
Tablets                                  Clarinex Reditabs), Wyeth (Alavert)

Some of our competitors have greater experience than we do in obtaining FDA and other regulatory approvals. Our competitors may succeed in developing products that are more effective or cheaper to use than products we may develop. These developments may render our products uncompetitive. We may be unable to continue to compete successfully with these companies.

         The following table, based upon publicly available information, reflects the companies which to our knowledge, market or will market brand name or generic products that are likely to compete with the major products we currently have under development:


DEVELOPMENT PRODUCT                      BRAND COMPETITION                      POTENTIAL GENERIC COMPETITION
-------------------                      -----------------                      ------------------------------
Fenofibrate Capsules and Tablets         Abbott Labs (Tricor Tablets)           Teva, Pharmaceutical Resources,
                                                                                Cypher Pharmaceuticals

Fexofenadine and Pseudoephedrine         Aventis (Allegra-D)                    Barr Laboratories, Mylan Laboratories
Hydrochloride Extended Release Tablets

Oxycodone Hydrochloride Extended         Purdue Pharma (OxyContin)              Boehringer Ingelheim/Roxane
Release Tablets                                                                 Pharmaceuticals, Endo
                                                                                Pharmaceuticals, Teva

         In order to obtain market share for our generic products, our products will need to be successfully marketed to pharmaceutical wholesalers, chain drug stores which warehouse products, mass merchandisers, mail-order pharmacies and others. These entities often purchase generic products from a limited number of suppliers, which they then sell to end-users. Among the factors considered by these entities in purchasing a generic product are price, on-time delivery, a good record with the FDA and relationship. In order to obtain market share for our brand name products, we will be dependent on physicians prescribing our products to their patients. Among the factors considered by physicians in prescribing a brand name product is the quality and effectiveness of the product. We have only limited experience in marketing our generic products and have no experience in marketing brand name products. We, or our strategic partners, may not be able to successfully market our products.

WE FACE RISKS THAT OUR GOODWILL AND INTANGIBLES MAY BECOME IMPAIRED.

         At June 30, 2004, our goodwill and intangibles were approximately $28.0 million, or approximately 12% of our total assets. We may never realize the value of our goodwill and intangibles. We will continue to evaluate, on a regular basis, whether events or circumstances have occurred that indicate all, or a portion, of the carrying amount of goodwill may no longer be recoverable, in which case an impairment charge to earnings would become necessary. Although as of June 30, 2004, the carrying value of goodwill was not impaired based on our assessment performed in accordance with accounting principles generally accepted in the U.S., any such future determination requiring the write-off of a significant portion of carrying value of goodwill could have a material adverse effect on our financial condition or results of operations.

GENERIC DRUG MAKERS ARE OFTEN MOST PROFITABLE WHEN THEY ARE THE FIRST PRODUCER OF A GENERIC DRUG, AND WE DO NOT KNOW IF WE WILL BE THE FIRST PRODUCER OF ANY GENERIC DRUG PRODUCT.

         The first generic drug manufacturers receiving FDA approval for generic equivalents of related brand name products have often captured greater market share from the brand name product than later arriving generic manufacturers. The development of a new generic drug product, including its formulation, testing and FDA approval, generally takes approximately three or more years. Consequently, we may select drugs for development several years in advance of their anticipated entry to market and cannot know what the market or level of competition will be for that particular product if and when we begin selling the product. In addition, by introducing so called "authorized generic" versions of their own brand name products, mainly through an agreement with a generic pharmaceutical company, prior to the expiration of the patents for those drugs, brand name drug companies have attempted to prevent generic drug manufacturers from producing or capturing market share for certain products. Brand name companies have also attempted to prevent competing generic drug products from being treated as equivalent to their brand name products. We expect efforts of this type to continue.

         The Congress amended provisions of the Hatch-Waxman Amendments clarifying certain issues pertaining to 180-day exclusivity in Title X of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (MMA) in November 2003. The first company to file a substantially complete ANDA for a reference listed brand name drug certifying that any listed patent(s) for that drug is not infringed, and/or is invalid or unenforceable obtains in most cases, upon the FDA approval, 180 days of market exclusivity. There may continue to be uncertainty about which generic applicant is entitled to 180-day exclusivity, particularly as to applications filed before August 2003, the date specified in the MMA. Issues relating to 180-day exclusivity have been subject to extensive litigation and constantly changing guidance by the FDA.

         In March 2004, the FDA announced that it would publish the date on which the first ANDA was filed which will be entitled to 180-day exclusivity. We believe we were the first to file with the FDA on only one ANDA. In addition, the laws and regulations could result in us not being able to utilize all or any portion of the 180-day market exclusivity period on ANDA products we were the first to file on, depending on the timing and outcome of court decisions in patent litigation. Issues relating to 180-day exclusivity may adversely affect our business by reducing the exclusivity period we may have for one of our products or delaying the approval of our products where another generic applicant is entitled to the 180-day exclusivity.

OUR INEXPERIENCE IN CONDUCTING CLINICAL TRIALS AND SUBMITTING NEW DRUG APPLICATIONS AND UNCERTAINTIES INHERENT IN CLINICAL TRIALS COULD RESULT IN DELAYS IN PRODUCT DEVELOPMENT AND COMMERCIALIZATION.

         Prior to seeking FDA approval for the commercial sale of brand name controlled-release formulations under development or any drug we develop which does not qualify for the FDA's abbreviated application procedures, we must demonstrate through clinical trials that these products are safe and effective for use. We have no experience in conducting and supervising clinical trials. The process of completing clinical trials and preparing an NDA may take several years and requires substantial resources. We have never submitted an NDA. Our studies and filings may not result in FDA approval to market our new drug products and, if the FDA grants approval, we cannot predict the timing of any approval. There are substantial filing fees on NDAs ($672,000 for fiscal year
2005), which are not refunded if FDA approval is not obtained.

         Additionally, a number of difficulties and uncertainties are associated with clinical trials. The results of clinical trials may not be indicative of results that would be obtained from large-scale testing. Clinical trials are often conducted with patients having advanced stages of disease and, as a result, during the course of treatment these patients can die or suffer adverse medical effects for reasons that may not be related to the pharmaceutical agents being tested, but which nevertheless affect the clinical trial results. Moreover, our clinical trials may not demonstrate sufficient safety and efficacy to obtain FDA approval. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials even after promising results in pre-clinical studies. These failures have often resulted in decreases in the stock prices of these companies. If any of our products under development are not shown to be safe and effective in clinical trials, our business and financial results could be materially harmed.

OUR ASSUMPTIONS ABOUT OUR BUSINESS STRATEGIES, PRODUCTS AND PRODUCT APPROVALS, MAY NOT BEAR OUT AS WE EXPECT.

         Our expectations regarding the success of our products and our business are based on assumptions which may not bear out as we expect. In our press releases and other public documents, we have forecasted the accomplishment of objectives material to our success, such as anticipated filings with the FDA and anticipated receipt of FDA approvals. For example, we have assumed that we will file with the FDA at least six ANDAs per year. The actual timing and results of these events can vary dramatically due to factors such as the uncertainties inherent in the drug development and regulatory approval process, and delays in achieving manufacturing capacity and marketing infrastructure sufficient to commercialize our products. We may not make regulatory submissions or receive regulatory approvals as forecasted, or we may not be able to adhere to our current schedule for product launches.

THE TIME NECESSARY TO DEVELOP GENERIC DRUGS MAY ADVERSELY AFFECT IF AND WHEN, AND THE RATE AT WHICH, WE RECEIVE A RETURN ON OUR CAPITAL.

         We begin our development activities for a new generic drug product several years in advance of the patent expiration date of the brand name drug equivalent. The development process, including drug formulation, testing, and FDA review and approval, often takes three or more years. This process requires that we expend considerable capital to pursue activities that do not yield an immediate or near-term return. Also, because of the significant time necessary to develop a product, the actual market for a product at the time it is available for sale may be significantly less than the originally projected market for the product. If this were to occur, our potential return on our investment in developing the product, if approved for marketing by the FDA, would be adversely affected and we may never receive a return on our investment in the product. It is also possible for the manufacturer of the brand name product for which we are developing a generic drug to obtain approvals from the FDA to switch the brand name drug from the prescription market to the over-the-counter market. If this were to occur, we would be prohibited from marketing our product other than as an over-the-counter drug, in which case product revenues could be significantly less than we anticipated.

OUR REVENUES AND OPERATING RESULTS HAVE FLUCTUATED, AND COULD FLUCTUATE SIGNIFICANTLY IN THE FUTURE, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND STOCK PRICE.

         Our revenues and operating results may vary significantly from quarter to quarter as well as in comparison to the corresponding quarter of the preceding year. Variations may result from, among other factors:

         o  the timing of FDA approvals we receive;

         o the timing of process validation for particular generic drug products;

         o  the timing of product launches;

         o the introduction of new products by others that render our products obsolete or noncompetitive;

         o  the outcome of our patent infringement litigation; and

         o  the addition or loss of customers.

         Our results of operations will also depend on our ability to maintain selling prices and gross profit margins. As competition from other manufacturers intensifies, selling prices and gross profit margins often decline, which has been our experience with our existing products. Our future operating results may also be affected by a variety of additional factors, including the results of future patent challenges and the market acceptance of our new products.

EXTENSIVE REGULATIONS GOVERN THE MANUFACTURING, DISTRIBUTION, LABELING AND PROMOTION OF OUR PRODUCTS AND FAILURE TO COMPLY WITH THE NUMEROUS REGULATIONS COULD MATERIALLY HARM OUR BUSINESS.

         The manufacturing, distribution, processing, formulation, packaging, labeling and advertising of our products are subject to extensive regulation by federal agencies, including the FDA, the Federal Trade Commission (FTC), the Drug Enforcement Administration (DEA), the Consumer Product Safety Commission and the Environmental Protection Agency (EPA), among others. We are also subject to state and local laws, regulations and agencies in California, Pennsylvania and elsewhere. In addition to approval prior to marketing any of our products, the FDA also requires that certain records be kept and reports be made, mandates registration of the facilities of drug manufacturers and listing of their products, and has the authority to inspect manufacturing facilities for compliance with its current Good Manufacturing Practices regulation. Moreover, after the FDA approves one of our products, we may have to withdraw it from the market if our manufacturing is not in accordance with FDA standards, the approval for the product or our own internal specifications or standards. The FDA has the authority to withdraw approvals of previously approved drugs for cause, to request recalls of products, to bar companies and individuals from future drug application submissions and, through action in court, to seize products, institute criminal prosecution, or close manufacturing plants in response to violations. Our business and financial results could be materially harmed by any failure to comply with the FDA's manufacturing and other regulatory requirements.

         In addition, numerous federal and state requirements exist for a variety of controlled substances which may be part of our product formulations. For example, the DEA regulates narcotics and the California Bureau of Narcotic Enforcement (the California BNE) regulates certain precursor substances, including ephedrine and similar substances. These and other regulatory agencies have far-reaching authority. For example, the DEA has similar authority to the FDA and may also pursue monetary penalties, and the California BNE has authority to issue, suspend and revoke precursor permits. Compliance with the complex and extensive regulatory requirements is difficult and expensive. If we fail to comply with the numerous federal, state and local rules and regulations, our current or future operations could be curtailed and our business and financial results could be materially harmed.

WE WILL NEED AN EFFECTIVE SALES ORGANIZATION TO MARKET AND SELL OUR FUTURE BRAND NAME PRODUCTS AND OUR FAILURE TO BUILD OR MAINTAIN AN EFFECTIVE SALES ORGANIZATION MAY HARM OUR BUSINESS.

         We do not currently market products under our own brand and we cannot assure you that we ever will do so. Currently, we do not have an active sales division to market and sell any brand name products that we may develop or acquire. We may not be able to recruit qualified sales personnel to market our brand name products prior to the time those products are available for commercial launch. Our inability to enter into satisfactory sales and marketing arrangements in the future may materially harm our business and financial results. We may have to rely on collaborative partners to market our branded products. These partners may not have our same interests in marketing the products and may fail to effectively market the products, and we may lose control over the sales of these products.

DECREASES IN HEALTH CARE REIMBURSEMENTS COULD LIMIT OUR ABILITY TO SELL OUR PRODUCTS OR DECREASE OUR REVENUES.

         Our ability to maintain revenues for our products will depend in part on the extent to which reimbursement for the cost of pharmaceuticals will be available from government health administration agencies, private health insurers, and other organizations. In addition, third-party payors are attempting to control costs by limiting the level of reimbursement for medical products, including pharmaceuticals, which may adversely affect the pricing of our products. Moreover, health care reform has been, and is expected to continue to be, an area of national and state focus, which could result in the adoption of measures that could adversely affect the pricing of pharmaceuticals or the amount of reimbursement available from third-party payors. We cannot assure you that health care providers, patients, or third-party payors will accept and pay for our pharmaceuticals. In addition, there is no guarantee that health care reimbursement laws or policies will not materially harm our ability to sell our products profitably or prevent us from realizing an appropriate return on our investment in product development.

WE DEPEND ON OUR PATENTS AND TRADE SECRETS, AND OUR FUTURE SUCCESS IS DEPENDENT ON OUR ABILITY TO PROTECT THESE SECRETS AND NOT INFRINGE ON THE RIGHTS OF OTHERS.

         We believe that patent and trade secret protection is important to our business and that our future success will depend, in part, on our ability to obtain patents, maintain trade secret protection, and operate without infringing on the rights of others. We have been issued six U.S. patents and various foreign patent applications relating to our drug-delivery technologies. Our U.S. patents are for our Concentric Multiple-Particulate Delivery System, our Timed Multiple-Action Delivery System, our Particle Dispersion System, our Dividable Multiple-Action Drug Delivery System, our Multiplex Drug Delivery System, and our Pharmaceutical Stabilization System. We expect to apply for additional U.S. and foreign patents in the future. The issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent. In addition, the issuance of a patent to us does not mean that our products do not infringe on the patents of others. We cannot assure you that:

         o our patents, or any future patents, will prevent other companies from developing similar or functionally equivalent products or from successfully challenging the validity of our patents;

         o  any of our future processes or products will be patentable;

         o any pending or additional patents will be issued in any or all appropriate jurisdictions;

         o our processes or products will not infringe upon the patents of third parties; or

         o we will have the resources to defend against charges of patent infringement by third parties or to protect our own patent rights against infringement by third parties.

         We also rely on trade secrets and proprietary knowledge which we generally seek to protect by confidentiality and non-disclosure agreements with employees, consultants, licensees and pharmaceutical companies. If these agreements are breached, we may not have adequate remedies for any breach, and our trade secrets may otherwise become known by our competitors.

OUR BUSINESS AND FINANCIAL RESULTS COULD BE MATERIALLY HARMED IF WE FAIL TO AVOID INFRINGEMENT OF THE PATENT OR PROPRIETARY RIGHTS OF OTHERS OR TO PROTECT OUR PATENT RIGHTS.

         We have exposure to patent infringement litigation as a result of our product development efforts, which could adversely affect our product introduction efforts and be costly. The patent position of pharmaceutical firms involves many complex legal and technical issues and has recently been the subject of much litigation. There is no clear policy establishing the breadth of claims allowed or the degree of protection afforded under these patents. During the past several years, there has been an increasing tendency for the innovator of the original patented product to bring patent litigation against a generic drug company. This litigation is often initiated as an attempt to delay the entry of the generic drug product and reduce its market penetration.

         We obtained two policies totaling $7.0 million of patent infringement liability insurance from AISLIC covering us against the costs associated with patent infringement claims made against us relating to seven ANDAs we filed under Paragraph IV of the Hatch-Waxman Amendments. Both policies have reached their limits of liability. We do not believe that this type of litigation insurance will be available to us on acceptable terms for our other current or future ANDAs. While Teva has agreed to pay 45% to 50% of the attorneys' fees and costs in excess of $7.0 million related to the twelve products covered by our strategic alliance agreement with it, we will be responsible for the remaining expenses and costs for these products and all of the costs associated with patent litigation for our other products and our future products.

         Our liability insurance coverage may not be sufficient to cover any liability resulting from alleged or proven patent infringement. If a court determines that we infringed on patent or proprietary rights, the liability could materially harm our business and financial results.

WE MAY BE SUBJECT TO PRODUCT LIABILITY LITIGATION AND ANY CLAIMS BROUGHT AGAINST US COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

         The design, development and manufacture of our products involve an inherent risk of product liability claims and associated adverse publicity. We currently have product liability insurance which covers us for liability of up to $80.0 million. This insurance may not be adequate to cover any product liability claims to which we may become subject. Product liability insurance coverage is expensive, difficult to obtain, and may not be available in the future on acceptable terms, or at all. Any claims brought against us, whether fully covered by insurance or not, could have a material adverse effect on us.

SINCE WE DERIVE A SUBSTANTIAL PERCENTAGE OF OUR REVENUE FROM CONTRACTS WITH A FEW CUSTOMERS, THE LOSS OF ONE OR ALL OF THESE CUSTOMERS WOULD HAVE A NEGATIVE IMPACT ON OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         We derive a substantial portion of our revenue from a few customers. Our five major customers, Amerisource-Bergen, Cardinal Health, McKesson, Schering-Plough and Teva accounted for approximately 64% of total revenues for the year ended December 31, 2003 and approximately 79% of total revenues for the six months ended June 30, 2004. Accounts receivable from these five customers represented approximately 75% of total trade receivables on December 31, 2003 and approximately 83% of total trade receivables on June 30, 2004. Teva accounted for 49% of the total revenues for the six months ended June 30, 2004, and 14% of the related trade receivables as of June 30, 2004. The loss of one or all of these customers would have a substantial negative impact on our results of operations and financial condition.

WE ARE DEPENDENT ON A SMALL NUMBER OF SUPPLIERS FOR OUR RAW MATERIALS, AND ANY DELAY OR UNAVAILABILITY OF RAW MATERIALS CAN MATERIALLY ADVERSELY AFFECT OUR ABILITY TO PRODUCE PRODUCTS.

         The FDA requires identification of raw material suppliers in applications for approval of drug products. If raw materials were unavailable from a specified supplier, FDA approval of a new supplier could delay the manufacture of the drug involved. In addition, some materials used in our products are currently available from only one supplier or a limited number of suppliers. Approximately 17% of our 2003 net sales were attributable to one product family, which is supplied by a sole-source supplier, Eurand America, Inc., under an exclusive licensing agreement that expires in 2007. Generally, we would need up to one year to find and qualify a new sole-source supplier. If we receive less than one year's notice from a sole-source supplier that it intends to cease supplying raw materials, it could result in disruption of our ability to produce the drug involved. Further, a significant portion of our raw materials may be available only from foreign sources. Foreign sources can be subject to the special risks of doing business abroad, including:

         o greater possibility for disruption due to transportation or communication problems;

         o  the relative instability of some foreign governments and economies;

         o interim price volatility based on labor unrest, materials or equipment shortages, export duties, restrictions on the transfer of funds or fluctuations in currency exchange rates; and

         o uncertainty regarding recourse to a dependable legal system for the enforcement of contracts and other rights.

         In addition, recent changes in patent laws in certain foreign jurisdictions (primarily in Europe) may make it increasingly difficult to obtain raw materials for research and development prior to expiration of applicable U.S. or foreign patents. Any inability to obtain raw materials on a timely basis, or any significant price increases that cannot be passed on to customers, could have a material adverse effect on us.

         The delay or unavailability of raw materials can materially adversely affect our ability to produce products. This can materially adversely affect our business and operations.

WE DEPEND ON KEY OFFICERS AND QUALIFIED SCIENTIFIC AND TECHNICAL EMPLOYEES, AND OUR LIMITED RESOURCES MAY MAKE IT MORE DIFFICULT TO ATTRACT AND RETAIN THESE PERSONNEL.

         As a small company with approximately 500 full-time employees as of June 30, 2004, the success of our present and future operations will depend to a great extent on the collective experience, abilities, and continued service of Charles Hsiao, our Chairman, Barry R. Edwards, our Chief Executive Officer, Larry Hsu, our President, and certain of our other executive officers. We do not have any employment agreements with any of our executive officers, other than Dr. Hsiao, Mr. Edwards and Dr. Hsu. We do not maintain key man life insurance on the lives of any of our executives. If we lose the services of any of these executive officers, it could have a material adverse effect on us. Because of the specialized scientific nature of our business, we are also highly dependent upon our ability to continue to attract and retain qualified scientific and technical personnel. Loss of the services of, or failure to recruit, key scientific and technical personnel would be significantly detrimental to our product development programs. Our small size and limited financial and other resources may make it more difficult for us to attract and retain qualified officers and qualified scientific and technical personnel.

WE HAVE LIMITED MANUFACTURING CAPACITY REQUIRING US TO BUILD ADDITIONAL CAPACITY FOR PRODUCTS IN OUR PIPELINE. OUR MANUFACTURING FACILITIES MUST COMPLY WITH STRINGENT FDA AND OTHER REGULATORY REQUIREMENTS.

         We currently have seven facilities, five of which are in California:

         o Building 1, a 35,125 square foot facility which serves as our corporate headquarters and our primary research and development center;

         o Building 2, a 50,400 square foot facility, which serves as our primary manufacturing center;

         o Building 3, a 14,400 square foot facility used as an administrative office and warehouse facility;

         o Building 5, a 61,800 square foot facility used for warehousing production materials; and

         o Building 6, a 3,280 square foot facility used for research and development.

         The other two facilities are located in Pennsylvania:

         o Building 4, a 113,000 square foot facility which serves as our main center for packaging, warehousing and distribution; and

         o Building 7, a 44,000 square foot facility used as our center for sales and marketing and additional warehousing.

         In June 2002, we completed construction of our Hayward, California manufacturing center (Building 2). This new manufacturing facility must continue to be in compliance with current Good Manufacturing Practices. Our facilities are subject to periodic inspections by the FDA and we cannot assure you that the facilities will continue to be in compliance with current Good Manufacturing Practices or other regulatory requirements. Failure to comply with such requirements could result in significant delays in the development, approval, and distribution of our planned products, and may require us to incur significant additional expense to comply with current Good Manufacturing Practices or other regulatory requirements.

         The DEA also periodically inspects facilities for compliance with security, recordkeeping, and other requirements that govern controlled substances. We cannot assure you that we will be in compliance with DEA requirements in the future.

OUR COMPLIANCE WITH ENVIRONMENTAL, SAFETY, AND HEALTH LAWS MAY NECESSITATE SUBSTANTIAL EXPENDITURES IN THE FUTURE, THE CAPITAL FOR WHICH MAY NOT BE AVAILABLE TO US.

         We cannot accurately predict the outcome or timing of future expenditures that we may be required to make in order to comply with the federal, state, and local environmental, safety, and health laws and regulations that are applicable to our operations and facilities. We must comply with environmental laws that govern, among other things, airborne emissions, waste water discharges, workplace safety, and solid and hazardous waste disposal. We are also subject to potential liability for the remediation of contamination associated with both present and past hazardous waste generation, handling and disposal activities. We are subject periodically to environmental compliance reviews by environmental, safety, and health regulatory agencies. Environmental laws have changed in recent years and we may become subject to stricter environmental standards in the future and face larger capital expenditures in order to comply with environmental laws. Whether we will be able to obtain required financing in the future to pay for larger than expected capital expenditures is uncertain. Also, future costs of compliance with new environmental, safety, and health requirements could have a material adverse effect on our financial condition or results of operations and cash flows.

IF WE ARE UNABLE TO MANAGE OUR GROWTH, OUR BUSINESS WILL SUFFER.

         We have experienced rapid growth of our operations. We have increased our full-time employee count from 273 as of February 28, 2003 to approximately 500 employees as of June 30, 2004. The number of ANDAs pending approval at the FDA has increased from 11 at June 30, 2001 to 14 at June 30, 2004. This growth has required us to expand, upgrade, and improve our administrative, operational, and management systems, controls and resources. We anticipate additional growth in connection with the expansion of our manufacturing operations, development of our brand name products, and our marketing and sales efforts for the products we develop. Although we cannot assure you that we will, in fact, grow as we expect, if we fail to manage growth effectively or to develop a successful marketing approach, our business and financial results will be materially harmed.

TERRORIST ATTACKS, SUCH AS THE ATTACKS THAT OCCURRED IN NEW YORK AND WASHINGTON, DC ON SEPTEMBER 11, 2001, AND OTHER ACTS OF VIOLENCE OR WAR MAY MATERIALLY ADVERSELY AFFECT US.

         Terrorist attacks may negatively affect our operations. These attacks or armed conflicts may directly impact our physical facilities or those of our suppliers or customers. Furthermore, these attacks may make travel and the transportation of our products more difficult and more expensive, and ultimately affect our sales.

         Also as a result of terrorism, the U.S. may be involved in armed conflicts that could have a further impact on our sales, our supply chain, and our ability to deliver products to our customers. Political and economic instability in some regions of the world may also result, and could negatively impact our business. The consequences of armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment.

         More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and worldwide financial markets and economy. They also could result in, or exacerbate, economic recession in the U.S. or abroad. Any of these occurrences could have a significant impact on our operating results, revenues, and costs and may result in the volatility of the market price for our securities and on the future prices of our securities.

OUR CORPORATE HEADQUARTERS, MANUFACTURING, AND RESEARCH AND DEVELOPMENT ACTIVITIES ARE LOCATED IN AN EARTHQUAKE ZONE AND THESE OPERATIONS COULD BE INTERRUPTED IN THE EVENT OF AN EARTHQUAKE.

         Our corporate headquarters, manufacturing operations in California, and research and development activities related to process technologies are located near major earthquake fault lines. In the event of a major earthquake, we could experience business interruptions, destruction of facilities, and/or loss of life, all of which could materially adversely affect our business.

OUR STOCKHOLDERS MAY SUSTAIN FUTURE DILUTION IN OWNERSHIP AS A RESULT OF THE TERMS OF SOME OF OUR OUTSTANDING SECURITIES OR FUTURE ISSUANCES OF SECURITIES.

         We may need to raise additional capital in the future to fund our operations and planned expansion. To the extent we raise additional capital by issuing equity securities or securities convertible into or exchangeable for equity securities, ownership dilution to our stockholders will result. For instance, (i) on January 30, 2004, 75,000 outstanding shares of our Series 2 preferred stock were converted into an aggregate of 1,500,000 shares of our common stock, (ii) on January 15, 2004, we paid the outstanding amount of $2.5 million of the refundable deposit to Teva by the issuance of 160,751 shares of our common stock and (iii) on April 5, 2004, we issued and sold $95 million in aggregate principal amount of our 1.250% convertible senior subordinated debentures due 2024, which are convertible into shares of our common stock upon the occurrence of certain events. Our stockholders' ownership interest in our outstanding common stock was, or has the potential to be, diluted by these events.

         In addition, as of June 30, 2004, we had outstanding warrants to purchase 801,503 shares of common stock and outstanding stock options to purchase 6,320,521 shares of common stock. To the extent that holders exercise their warrants and options to purchase common stock, stockholders' ownership interest in our common stock will be diluted.

         On May 17, 2004, we filed an amendment to our Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware, which amendment increased the number of our authorized shares of common stock from 75,000,000 to 90,000,000. Our board will generally be able to issue additional shares of common stock without the approval of our stockholders. These future issuances will dilute the ownership interests of our stockholders.

A SUBSTANTIAL NUMBER OF OUR SHARES ARE ELIGIBLE FOR FUTURE SALE AND THE SALE OF OUR SHARES INTO THE MARKET MAY DEPRESS OUR STOCK PRICE.

         Our stock price may be depressed by future sales of our shares or perception that future sales may occur. We had 58,463,237 shares outstanding as of June 30, 2004, of which approximately 10,435,464 shares were owned by our officers and directors or their affiliates and are considered restricted shares. Substantially all of these shares have been registered for sale under the Securities Act and, subject to certain limitations, may be sold at any time without restriction. The remaining shares of our common stock outstanding as of June 30, 2004 are freely tradable.

         On January 30, 2004, 75,000 outstanding shares of our Series 2 preferred stock were converted into an aggregate of 1,500,000 shares of common stock, and on January 15, 2004, we paid the outstanding amount of $2.5 million of the refundable deposit to Teva by the issuance of 160,751 shares of our common stock. The shares of common stock into which the shares of Series 2 preferred stock were converted and the shares of common stock issued to Teva were registered for sale under the Securities Act and, upon the registration statements being declared effective, may be sold at any time without restriction. In addition, on April 5, 2004, we issued and sold $95 million in aggregate principal amount of our 1.250% convertible senior subordinated debentures due 2024, which are convertible into shares of our common stock upon the occurrence of certain events. In connection with our issuance and sale of these debentures, we agreed to register the debentures and the underlying shares of common stock for sale under the Securities Act pursuant to the registration statement of which this prospectus is a part and, upon such registration statement being declared effective, subject to certain limitations, the debentures and the underlying shares of common stock will be freely tradeable.

         As of June 30 , 2004, we also had outstanding warrants to purchase 801,503 shares of common stock, and outstanding stock options to purchase 6,320,521 shares of common stock. Warrants for 801,503 shares (and the shares underlying these warrants) have been registered for sale under the Securities Act and, subject to certain limitations, may be sold at any time. The shares underlying the stock options have been registered under the Securities Act and, subject to certain limitations, may be sold upon exercise of the stock options without restriction. As of June 30, 2004, we had 1,837,638 shares of common stock available for issuance under employee benefit plans in addition to the 6,320,521 shares issuable upon exercise of the options referred to above. We are unable to estimate the amount, timing, or nature of future sales of common stock. Sales of substantial amounts of the common stock in the public market, or the perception that these sales may occur, may lower the common stock's market price.

CONTROL OF OUR COMPANY IS CONCENTRATED AMONG OUR DIRECTORS AND EXECUTIVE OFFICERS, THEIR RESPECTIVE AFFILIATES AND RELATED ENTITIES WHO OWN APPROXIMATELY 18% OF OUR OUTSTANDING COMMON STOCK AND WHO CAN EXERCISE SIGNIFICANT INFLUENCE OVER ALL MATTERS REQUIRING STOCKHOLDER APPROVAL.

         As of June 30, 2004, our present directors, executive officers, their respective affiliates and related entities owned approximately 18% of our outstanding common stock. Certain of these stockholders have the right to obtain additional shares of our equity securities under certain circumstances. They are entitled to preemptive rights, meaning that they are entitled to purchase additional shares of our equity securities when we sell shares of our equity in order to maintain their percentage ownership in our company, and are also entitled to anti-dilution protection, meaning that they will receive additional shares of our common stock in the event that we issue shares of our common or preferred stock at a lower purchase price than the purchase price paid for shares issued to these stockholders. These stockholders can exercise significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also potentially delay or prevent a change in control of our company.

OUR STOCK PRICE IS LIKELY TO REMAIN VOLATILE.

         The stock market has, from time to time, experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of our common stock, like the stock price of many publicly traded specialty pharmaceutical companies, has been and will likely continue to be volatile. For example, the sale price of our common stock during 2003 ranged from a high of $16.49 during the quarter ended September 30, 2003 to a low of $3.01 during the quarter ended March 31, 2003. The sale price of our common stock during the period commenced on January 1, 2004 and ended June 30, 2004 ranged from a high of $25.74 on May 5, 2004 to a low of $14.25 on January 2, 2004.

         Prices of our common stock may be influenced by many factors, including:

         o  investor perception of us;

         o  analyst recommendations;

         o  market conditions relating to specialty pharmaceutical companies;

         o  announcements of new products by us or our competitors;

         o publicity regarding actual or potential development relating to products under development by us or our competitors;

         o  developments or disputes concerning patent or proprietary rights;

         o  delays in the development or approval of our product candidates;

         o  regulatory developments;

         o period to period fluctuations in our financial results and those of our competitors;

         o future sales of substantial amounts of common stock by stockholders; and

         o  economic and other external factors.

WE HAVE AND MAY IN THE FUTURE ISSUE PREFERRED STOCK WHICH COULD ADVERSELY AFFECT THE RIGHTS OF HOLDERS OF OUR COMMON STOCK.

         Our Board of Directors has the authority to issue up to 2,000,000 shares of our preferred stock and to determine the price, rights, preferences, and privileges of those shares without any further vote or action by the stockholders. Preferred stockholders could adversely affect the rights and interests of holders of common stock by:

         o exercising voting, redemption, and conversion rights to the detriment of the holders of common stock;

         o receiving preferences over the holders of common stock regarding assets or surplus funds in the event of our dissolution or liquidation;

         o delaying, deferring, or preventing a change in control of our company;

         o discouraging bids for our common stock at a premium over the market price of the common stock; and

         o  otherwise adversely affecting the market price of the common stock.

WE ARE NOT LIKELY TO PAY DIVIDENDS.

         We have not paid any cash dividends on our common stock and we do not plan to pay any cash dividends in the foreseeable future. We plan to retain any earnings for the operation and expansion of our business. Our loan agreements prohibit the payment of dividends without the other party's consent.

RISKS RELATED TO THE DEBENTURES

THE DEBENTURES ARE CONTRACTUALLY SUBORDINATED TO ALL OF OUR SENIOR DEBT AND ARE EFFECTIVELY SUBORDINATED TO ALL OF OUR SECURED DEBT.

         The debentures are our general unsecured obligations and are contractually subordinated to all of our existing and future senior debt, including debt under our senior credit facility. As a result, upon any distribution to our creditors in a bankruptcy, liquidation, reorganization or similar proceeding relating to us or our property, the holders of our senior debt will be entitled to be paid in full, in cash, before any payment may be made with respect to the debentures. In addition, all payments on the debentures will be blocked in the event of a payment default on our senior debt and may be blocked for up to 179 of 365 consecutive days in the event of certain non-payment defaults on our designated senior debt. Our assets remaining after payment of our senior debt may be insufficient to repay the debentures.

         In addition, the debentures are not secured by any of our assets and therefore are effectively subordinated to all of our secured debt. The debt we incur under our senior credit facility is secured. In addition, future debt that we incur, including accounts payable and other liabilities incurred in obtaining goods and services, may be secured by our assets. If we become insolvent or are liquidated, or if payment of any of our secured debt is accelerated, the holders of that secured debt will be entitled to exercise the remedies available to secured lenders under applicable law, including the ability to foreclose on and sell the assets securing such debt to satisfy such debt. In any such case, our remaining assets may be insufficient to repay the debentures.

WE MAY BE UNABLE TO PURCHASE THE DEBENTURES FOR CASH ON SPECIFIED DATES OR FOLLOWING A DESIGNATED EVENT.

         Holders of the debentures have the right to require us to repurchase the debentures on specified dates or upon the occurrence of a designated event prior to maturity as described under the heading "Description of the Debentures--Repurchase at Option of the Holder Upon a Designated Event." Any of our future debt agreements may contain a similar provision. We may not have sufficient funds to make the required repurchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the debentures in cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time, including our senior credit facility. However, if we fail to repurchase the debentures as required by the indenture, it would constitute an event of default under the indenture governing the debentures which, in turn, would be expected to constitute an event of default under our senior credit facility. Important corporate events, such as takeovers, recapitalizations or similar transactions, may not constitute a designated event under the indenture governing the debentures and thus not permit the holders of the debentures to require us to repurchase or redeem the debentures.

THERE IS CURRENTLY NO PUBLIC MARKET FOR THE DEBENTURES, AND AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THE DEBENTURES. THE FAILURE OF A MARKET TO DEVELOP FOR THE DEBENTURES COULD ADVERSELY AFFECT THE LIQUIDITY AND VALUE OF YOUR DEBENTURES.

         There is no existing public trading market for the debentures. Although the debentures are eligible for trading in The PORTAL(SM) Market, they are not listed for trading on any securities exchange or for quotation on any automated dealer quotations system. A market may not develop for the debentures, and if a market does develop, it may not be sufficiently liquid for your purposes. If an active, liquid market does not develop for the debentures, the market price and liquidity of the debentures may be adversely affected.

         The liquidity of the trading market, if any, and future trading prices of the debentures will depend on many factors, including, among other things, the market price of our common stock, the ability of holders of debentures to sell debentures pursuant to an effective registration statement under the Securities Act, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. The market for the debentures may be subject to disruptions which could have a negative effect on the holders of the debentures, regardless of our operating results, financial performance or prospects.

THE CONDITIONAL CONVERSION FEATURE OF THE DEBENTURES COULD RESULT IN YOU RECEIVING LESS THAN THE VALUE OF THE COMMON STOCK INTO WHICH A DEBENTURE IS CONVERTIBLE.

         The debentures are convertible into shares of our common stock only if specified conditions are met. If these conditions are not met, you will not be able to convert your debentures, and you may not be able to receive the value of the common stock into which the debentures would otherwise be convertible.

THE DEBENTURES DO NOT RESTRICT OUR ABILITY TO INCUR ADDITIONAL DEBT, REPURCHASE OUR SECURITIES OR TO TAKE OTHER ACTIONS THAT COULD NEGATIVELY IMPACT HOLDERS OF THE DEBENTURES.

         We are not restricted under the terms of the debentures from incurring additional debt, including secured debt, or from repurchasing our securities. In addition, the limited covenants applicable to the debentures do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the debentures could have the effect of diminishing our ability to make payments on the debentures when due. Certain of our other debt instruments may, however, restrict these and other actions.

THE PRICE OF OUR COMMON STOCK, AND THEREFORE OF THE DEBENTURES, MAY FLUCTUATE SIGNIFICANTLY AND THIS MAY MAKE IT DIFFICULT FOR YOU TO RESELL THE DEBENTURES WHEN YOU WANT OR AT PRICES YOU FIND ATTRACTIVE.

         The price of our common stock on The NASDAQ National Market constantly changes. We expect that the market price of our common stock will continue to fluctuate. See "Risk Factors--Risks Related to Our Business -- Our stock price is likely to remain volatile." In addition, because the debentures are convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the debentures.

FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET OR THE ISSUANCE OF SECURITIES SENIOR TO OUR COMMON STOCK COULD ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK AND THE VALUE OF THE DEBENTURES AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

         Future sales of substantial amounts of our common stock or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the debentures and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, will have on the trading price of our common stock or the value of the debentures.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the ratio of earnings to fixed charges for each of the last five years and the interim period ended June 30, 2004:


                                         SIX MONTHS                         YEARS ENDED DECEMBER 31,
                                       ENDED JUNE 30,      --------------------------------------------------------
                                            2004            2003         2002         2001        2000         1999
                                       --------------      ------        ----         ----        ----        -----
 Ratio of earnings to fixed charges         1.49            - (1)        - (1)        - (1)       - (1)        - (1)

(1) For the years ended December 31, 2003, 2002, 2001, 2000 and 1999, earnings were insufficient to cover fixed charges by $14.2 million, $20.0 million, $25.1 million, $25.0 million, and $8.9 million, respectively.

                          DESCRIPTION OF THE DEBENTURES

         The debentures were issued under an indenture dated as of April 5, 2004, between us, as issuer, and Wachovia Bank, National Association, as trustee. The debentures and the shares of common stock issuable upon conversion of the debentures are covered by a registration rights agreement. The following description is a summary of the material provisions of the debentures, the indenture and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture and the form of debenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. Wherever particular provisions or defined terms of the indenture or form of debenture are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the debentures. You may request a copy of the indenture and the registration rights agreement from the trustee.

GENERAL

         The debentures are our general unsecured indebtedness. Our payment obligations under the debentures are subordinated to our senior indebtedness as described under "-- Subordination of Debentures." The debentures are convertible into common stock as described under "-- Conversion of Debentures."

         The debentures were issued only in denominations of $1,000 and multiples of $1,000. We use the term "debenture" in this prospectus to refer to each $1,000 principal amount of debentures. The debentures mature on April 1, 2024 unless earlier converted, redeemed or repurchased.

         We are not subject to any financial covenants under the indenture. In addition, we are not restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities.

         Holders of debentures are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of Impax, except to the extent described below under "-- Repurchase at Option of the Holder" and "-- Repurchase at Option of the Holder Upon a Designated Event."

         The debentures bear interest at a rate of 1.250% per annum. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months and accrues from April 5, 2004, or from the most recent date to which interest has been paid or duly provided for. We will pay interest semiannually on April 1 and October 1 of each year, beginning on October 1, 2004, to the holders of record at the close of business on the preceding March 15 and September 15, respectively.

         Each payment of interest on the debentures will include interest accrued through the day before the applicable interest payment date (or repurchase, redemption or, in certain circumstances, conversion date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day.

         We will maintain an office in the Borough of Manhattan, New York City, where we will pay the principal and premium, if any, on the debentures and you may present the debentures for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest by check mailed to your address as it appears in the debenture register, provided that holders with an aggregate principal amount in excess of $2.0 million will be paid at their written election, by wire transfer in immediately available funds.

         However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

         Debentures may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar is currently Wachovia Bank, National Association, the trustee. No service charge will be made for any registration of transfer or exchange of debentures.

         However, we may require holders to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

CONVERSION OF DEBENTURES

         Subject to the conditions and during the periods described below, holders may convert any of their debentures, in whole or in part, into shares of our common stock prior to the close of business on March 31, 2024, initially at a conversion rate of 35.6125 shares of common stock per $1,000 principal amount of debentures, subject to adjustment as described below, which represents an initial conversion price of approximately $28.08 per share. A holder may convert debentures in part so long as such part is $1,000 principal amount or a multiple of $1,000.

         To convert debentures into common stock, a holder must do the following:

         o complete and manually sign the conversion notice on the back of the debenture or facsimile of the conversion notice and deliver this notice to the conversion agent;

         o  surrender the debenture to the conversion agent;

         o if required, furnish appropriate endorsements and transfer documents;

         o  if required, pay all transfer or similar taxes; and

         o if required, pay funds equal to interest payable on the next interest payment date.

         The date a holder complies with these requirements is the conversion date under the indenture. If a holder's interest is a beneficial interest in a global debenture, to convert such a debenture, such holder must comply with the last three requirements listed above and comply with the depositary's procedures for converting a beneficial interest in a global debenture. A certificate, or a book-entry transfer through DTC, for the number of full shares of our common stock into which any debentures are converted, together with a cash payment for any fractional shares, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date.

         If we call debentures for redemption, a holder may convert its debentures only until the close of business on the business day prior to the redemption date unless we fail to pay the redemption price. If a holder has submitted debentures for repurchase or repurchase upon a designated event, such holder may convert debentures only if it first withdraws the repurchase election in accordance with the terms of the indenture.

         Upon conversion, a holder will not receive any cash payment of interest, except as set forth below under "-- Provisional Redemption by Impax." We will not issue fractional common shares upon conversion of debentures. Instead, we will pay cash in lieu of fractional shares based on the closing sale price of the common stock on the trading day prior to the conversion date. Our delivery to the holder of the full number of shares of our common stock into which a debenture is convertible, together with any cash payment for such holder's fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the debenture and accrued but unpaid interest, attributable to the period from the most recent interest payment date to the conversion date. As a result, accrued but unpaid interest, to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of your tax treatment upon receipt of our common stock upon conversion, see "Material U.S. Federal Income Tax Considerations."

         Notwithstanding the preceding paragraph, if debentures are converted after a record date but prior to the next interest payment date, holders of such debentures at the close of business on the record date will receive the interest payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Such debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the debentures so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date but on or prior to the next interest payment date, (2) if we have specified a repurchase date following a designated event that is after a record date but on or prior to the next interest payment date or (3) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such debenture.

         Holders may surrender their debentures for conversion into shares of our common stock prior to stated maturity in only the following circumstances.

         CONVERSION UPON SATISFACTION OF COMMON STOCK SALE PRICE CONDITION

         A holder may surrender any of its debentures for conversion into our common stock: (1) in any fiscal quarter commencing prior to April 1, 2019 (and only during such fiscal quarter) if the closing sale price of our common stock exceeds 120% of the then effective conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter (initially 120% of $28.08, or $33.70, which we refer to as the conversion trigger price) and (2) at any time after April 1, 2019 and prior to maturity, if the closing sale price of our common stock exceeds the conversion trigger price on any date after April 1, 2019.

         The "closing sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by The NASDAQ National Market or The NASDAQ SmallCap Market or, if neither, by the National Quotation Bureau Incorporated. In the absence of such a quotation, we will be entitled to determine the closing sale price on the basis we consider appropriate. The "conversion price" as of any day will equal $1,000 divided by the conversion rate.

         CONVERSION UPON SATISFACTION OF DEBENTURE TRADING PRICE CONDITION

         A holder may surrender any of its debentures for conversion into our common stock prior to maturity during the five business days immediately following any five consecutive trading day period (referred to as the measurement period) in which the trading price per $1,000 principal amount of debentures (as determined following a request by a holder of the debentures in accordance with the procedures described below) for each day of such measurement period was less than 98% of the product of the closing sale price of our common stock and the conversion rate (referred to as the 98% trading exception).

         If on the date of any conversion pursuant to the trading price condition, the closing sale price of our common stock is greater than 100% but less than 120% of the conversion price, then holders will receive, in lieu of common stock based on the conversion price, cash or common stock or a combination of cash and common stock, at our option, with a value equal to the principal amount of such debentures, plus accrued and unpaid interest, if any (referred to as the principal value conversion). We will notify holders that surrender their debentures for conversion, if it is a principal value conversion, by the second trading day following the date of conversion, whether we will pay them all or a portion of the principal amount of such debentures, plus accrued and unpaid interest, if any, in cash, common stock or a combination of cash and common stock, and in what percentage. Any common stock delivered upon a principal value conversion will be valued at the greater of the conversion price on the conversion date and the applicable stock price on the conversion date.

         We will pay such holders any portion of the principal amount of such debentures, plus accrued and unpaid interest, if any, to be paid in cash and deliver common stock with respect to any portion of the principal amount of such debentures, plus accrued and unpaid interest, if any, to be paid in common stock no later than the third business day following the determination of the common stock value.

         The "applicable stock price" means, in respect of a date of determination, the average of the closing sale price per share of common stock over the five-trading day period starting the third trading day following such date of determination.

         The "trading price" of the debentures on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of debentures obtained by the trustee for $2,000,000 principal amount of the debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $2,000,000 principal amount of the debentures from a nationally recognized securities dealer then the trading price per $1,000 principal amount of the debentures will be deemed to be less than 98% of the product of the closing sale price of our common stock and the conversion rate.

         The trustee shall have no obligation to determine the trading price of the debentures unless we have requested such determination. We shall have no obligation to make such request unless holders provide us with reasonable evidence that the trading price per $1,000 principal amount of the debentures would be less than 98% of the product of the closing sale price of our common stock and the conversion rate, at which time, we shall instruct the trustee to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 98% of the product of the closing sale price of our common stock and the conversion rate.

         CONVERSION UPON NOTICE OF REDEMPTION

         If we call debentures for redemption, holders may convert the debentures until the close of business on the business day immediately preceding the redemption date, after which time the right to convert will expire unless we default in the payment of the redemption price.

         A debenture for which a holder has delivered a repurchase notice or a notice requiring us to redeem such debentures upon a designated event, as described below, may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

         CONVERSION UPON SPECIFIED CORPORATE TRANSACTIONS

         If we elect to:

         o distribute to all holders of our common stock certain rights or warrants to purchase our common stock for a period expiring within 45 days of the record date for such distribution at a price less than the closing sale price of our common stock on the trading day immediately preceding the declaration date for such distribution; or

         o distribute to all holders of our common stock, assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 15% of the closing sale price of our common stock on the day preceding the declaration date for such distribution;

         we must notify the holders of debentures at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or any announcement by us that such distribution will not take place, even if the debentures are not otherwise convertible at such time. No holder may exercise this right to convert if the holder otherwise will participate in the distribution without conversion. The ex-dividend date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

         In addition, if we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, other than a merger into or with a wholly-owned subsidiary, in each case pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender debentures for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until and including the date that is 15 days after the actual date of such transaction (or, if such merger, consolidation or share exchange also constitutes a designated event, until the corresponding designated event purchase date). If we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities, or other property, then at the effective time of the transaction, the right to convert a debenture into our common stock will be changed into a right to convert it into the kind and amount of cash, securities and other property that a holder would have received if the holder had converted its debentures immediately prior to the transaction. If the transaction also constitutes a designated event, you can require us to repurchase all or a portion of your debentures as described under "--Repurchase at Option of the Holder Upon a Designated Event."

         CONVERSION RATE ADJUSTMENTS

         The conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

         (1) the payment or issuance of common stock as a dividend or distribution on our common stock;

         (2) the issuance to all holders of common stock of rights, warrants or options to purchase our common stock for a period expiring within 45 days of the record date for such distribution at a price less than the average of the closing sale price for the 10 trading days preceding the declaration date for such distribution; provided that the conversion price will be readjusted to the extent that such rights, warrants or options are not exercised;

         (3) subdivisions, splits or combinations of our common stock;

         (4) distributions to the holders of our common stock of a portion of our assets (including cash and shares of capital stock of a subsidiary) or debt or other securities issued by us or certain rights to purchase our securities (excluding dividends or distributions covered by clauses (1) or (2) above); provided, however, that if we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such distribution on The NASDAQ National Market or such other national or regional exchange or market on which the securities are then listed or quoted;

         (5) a tender offer or exchange offer by us or one of our subsidiaries for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

         (6) someone other than us makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause will only be made if:

         o the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 50% of the total shares of common stock outstanding; and

         o the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

         However, the adjustment referred to in this clause will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets.

         To the extent that we have a rights plan in effect upon conversion of the debentures into common stock, you will receive, in addition to the common stock, the rights under the rights plan unless the rights have separated from the common stock at the time of conversion, in which case the conversion rate will be adjusted as if we distributed to the holders of our common stock, a portion of our assets, or debt or other securities or rights as set forth under clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

         In the event of:

         o  any reclassification of our common stock;

         o  a consolidation, merger or combination involving us; or

         o a sale or conveyance to another person or entity of all or substantially all of our property and assets;

         in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of the debentures holders of debentures will be entitled to receive the same type of consideration that they would have been entitled to receive if they had converted the debentures into our common stock immediately prior to any of these events.

         Holders of debentures may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See "Material U.S. Federal Income Tax Considerations."

         We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See "Material U.S. Federal Income Tax Considerations."

PROVISIONAL REDEMPTION BY IMPAX

         We may redeem the debentures in whole or in part at any time prior to April 5, 2007, upon at least 30 and not more than 60 days' notice by mail to the holders of the debentures, at a redemption price equal to 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest, liquidated damages, if any, and the "make whole" payment described below, if (1) the closing sale price of our common stock has exceeded 130% of the conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the date of mailing of the notice of redemption and (2) a shelf registration statement covering resales of the debentures and the common stock underlying the debentures is effective and available for use and is expected to remain effective and available for use during the 30 days following the redemption date, unless registration is no longer required.

         If we redeem debentures under these circumstances, we will make a "make whole" payment on the redeemed debentures equal to $230.77 per $1,000 principal amount of debentures, minus the amount of any interest actually paid or accrued and unpaid on the debenture prior to the redemption date. We must make these "make whole" payments on all debentures called for redemption prior to April 5, 2007, including debentures converted after the date we mailed the notice. We may make these "make whole" payments, at our option, either in cash or in our common stock or a combination thereof. We will specify the type of consideration for the "make whole" payment in the redemption notice. Payments made in our common stock will be valued at 95% of the average of the closing sale prices of our common stock for the five consecutive trading days ending on the third trading day prior to the redemption date.

         Because the value of the common stock will be determined before the redemption date, if we specify that we will make payment of the redemption price in our common stock, holders of debentures bear the market risk that our common stock will decline in value between the date of such determination and the redemption date.

OPTIONAL REDEMPTION BY IMPAX

         At any time on or after April 5, 2007, we may redeem the debentures in whole or in part at the prices set forth below. If we elect to redeem all or part of the debentures, we will give holders of the debentures at least 30, but no more than 60, days' notice.

         The redemption price, expressed as a percentage of principal amount, is as follows for the following periods:

PERIOD                                                                                       REDEMPTION PRICE
------                                                                                       ----------------
Beginning on April 5, 2007 and ending on April 4, 2008..................................          100.50%
Beginning on April 5, 2008 and ending on April 4, 2009..................................          100.25%

         and thereafter equal to 100% of the principal amount. In each case, we will pay interest to, but excluding, the redemption date, unless the redemption date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest, and liquidated damages, if any, on such interest payment date to the holder of record at the close of business on the corresponding record date.

         If less than all of the outstanding debentures are to be redeemed, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot. If a portion of your debentures is selected for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to the extent practicable to be included in the portion selected for redemption.

         We may not redeem the debentures if we have failed to pay any interest on the debentures and such failure to pay is continuing.

REPURCHASE AT OPTION OF THE HOLDER

         Debenture holders have the right to require us to repurchase the debentures on April 1, 2009, April 1, 2014 and April 1, 2019 for cash. We will be required to repurchase any outstanding debenture upon which a debenture holder delivers a written repurchase notice to the paying agent. Wachovia Bank, National Association, the trustee, is currently the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is twenty-three business days prior to the repurchase date until the close of business on the date that is three business days prior to the repurchase date. A holder may withdraw its repurchase notice at any time prior to the close of business on the date that is three business days prior to the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the debentures listed in the notice. Our repurchase obligation will be subject to certain additional conditions.

         The repurchase price payable for a debenture will be equal to the principal amount to be repurchased, plus accrued and unpaid interest, and liquidated damages, if any, to, but excluding, the repurchase date.

         We must give notice of an upcoming repurchase date to all debenture holders not less than twenty-three business days prior to the repurchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners, as required by applicable law. This notice will state, among other things, the repurchase price and the procedures that holders must follow to require us to repurchase their debentures.

         If you elect to require us to repurchase your debentures, you must deliver to us or our designated agent your repurchase notice during the period beginning at any time from the opening of business on the date that is twenty-three business days prior to the repurchase date until the close of business on the date that is three business days prior to the repurchase date, and, on or before the repurchase date, any debentures to be repurchased, duly endorsed for transfer. We may require the holder to pay any tax, assessment or other governmental charge payable as a result of any transfer or exchange of debentures by reason of such repurchase.

         The repurchase notice from the holder must state:

         o if certificated debentures have been issued, the debenture certificate numbers (or, if your debentures are not certificated, your repurchase notice must comply with appropriate DTC procedures);

         o the portion of the principal amount of debentures to be repurchased, which must be in $1,000 multiples; and

         o that the debentures are to be repurchased by us pursuant to the applicable provisions of the indenture.

         You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the third business day prior to the repurchase date. The withdrawal notice must state:

         o  the principal amount of the withdrawn debentures;

         o if certificated debentures have been issued, the certificate numbers of the withdrawn debentures (or, if your debentures are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

         o the principal amount, if any, which remains subject to the repurchase notice.

         Payment of the repurchase price for a debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, New York City, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debenture. If the paying agent holds money sufficient to pay the repurchase price of the debenture on the business day following the repurchase date, then, on and after such date:

         o  the debenture will cease to be outstanding;

         o  interest will cease to accrue; and

         o all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the debenture.

         This will be the case whether or not book-entry transfer of the debenture has been made or the debenture has been delivered to the paying agent. No debentures may be repurchased by us at the option of holders on April 1, 2009, April 1, 2014, or April 1, 2019, if the principal amount of the debentures has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

         We may be unable to repurchase the debentures if debenture holders elect to require us to repurchase the debentures pursuant to this provision. If debenture holders elect to require us to repurchase the debentures on April 1, 2009, April 1, 2014, or April 1, 2019, we may not have enough funds to pay the repurchase price for all tendered debentures. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the debentures under certain circumstances. If you elect to require us to repurchase the debentures at a time when we are prohibited from repurchasing debentures, we could seek the consent of our lenders to repurchase the debentures or attempt to refinance this debt. If we do not obtain consent or refinance this debt, we would not be permitted to repurchase the debentures. Our failure to repurchase tendered debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. In the event of default under our senior indebtedness, the subordination provisions of the indenture will restrict payments to the holders of debentures.

         We will comply with the applicable provisions of Rule 13e-4 and any other applicable tender offer rules under the Exchange Act, as amended, in the event of a repurchase.

REPURCHASE AT OPTION OF THE HOLDER UPON A DESIGNATED EVENT

         If a designated event occurs at any time prior to the maturity of the debentures, holders may require us to repurchase their debentures, in whole or in part, for cash on a repurchase date specified by us that is not less than 20 nor more than 35 business days after the date of our notice of the designated event. The debentures will be repurchased only in multiples of $1,000 principal amount.

         We will repurchase the debentures at a price equal to 100% of the principal amount to be repurchased, plus accrued and unpaid interest, to, but excluding, the repurchase date, unless the repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest, and liquidated damages, if any, on such interest payment date to the holder of record at the close of business on the corresponding record date.

         We will mail to all record holders a notice of a designated event within 15 days after it has occurred. We are also required to deliver to the trustee a copy of the designated event notice.

         Such designated event notice shall state, among other things:

         o  the events constituting a designated event;

         o  the date of the designated event;

         o  the last date on which a holder may exercise the purchase right;

         o  the purchase price and date;

         o  the name and address of the paying agent and the conversion agent;

         o  the conversion rate and any adjustments to the conversion rate;

         o that the debentures with respect to which a purchase notice has been given by the holder may be converted only if the holder withdraws the purchase notice in accordance with the terms of the indenture;

         o the procedures that holders must follow to require us to purchase their debentures and to withdraw any surrendered debentures; and

         o the CUSIP number or numbers of the debentures (if then generally in use).

         If you elect to require us repurchase your debentures, you must deliver to us or our designated agent, on or before the repurchase date specified in our designated event notice, your repurchase notice and any debentures to be repurchased, duly endorsed for transfer. We may require the holder to pay any tax, assessment or other governmental charge payable as a result of any transfer or exchange of debentures by reason of such repurchase.

         The repurchase notice from the holder must state:

         o if certificated debentures have been issued, the debenture certificate numbers (or, if your debentures are not certificated, your repurchase notice must comply with appropriate DTC procedures);

         o the portion of the principal amount of debentures to be repurchased, which must be in $1,000 multiples; and

         o that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

         You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the repurchase date. The withdrawal notice must state:

         o  the principal amount of the withdrawn debentures;

         o if certificated debentures have been issued, the certificate numbers of the withdrawn debentures (or, if your debentures are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

         o the principal amount, if any, which remains subject to the repurchase notice.

         Payment of the repurchase price for a debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debenture. If the paying agent holds money sufficient to pay the repurchase price of the debenture on the business day following the repurchase date, then, on and after the date:

         o  the debenture will cease to be outstanding;

         o  interest will cease to accrue; and

         o all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the debenture.

         This will be the case whether or not book-entry transfer of the debenture has been made or the debenture has been delivered to the paying agent.

         A "designated event" will be deemed to have occurred upon a fundamental change or a termination of trading.

         A "fundamental change" will be deemed to have occurred at any time after the debentures are originally issued that any of the following occurs:

                  (1) a "person" or "group" within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of our common stock representing more than 50% of the voting power of our common stock entitled to vote generally in the election of directors;

                  (2) consummation of any share exchange, consolidation or merger of us pursuant to which our common stock is converted into cash, securities or other property, or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries; provided, however, that a transaction where the holders of our common stock immediately prior to such transaction have, directly or indirectly, more than 50% of the aggregate voting power of the common stock of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a fundamental change; or

                  (3) continuing directors (as defined below in this section) cease to constitute at least a majority of our board of directors.

         A designated event will not be deemed to have occurred in respect of any of the foregoing, however, if either:

                  (1) the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the fundamental change or the public announcement thereof, equals or exceeds 105% of the applicable conversion price of the debentures in effect immediately before the fundamental change or the public announcement thereof; or

                  (2) at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the fundamental change consists of shares of capital stock traded on a national securities exchange or quoted on The NASDAQ National Market or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as "publicly traded securities") and as a result of this transaction or transactions the debentures become convertible into such publicly traded securities, excluding cash payments for fractional shares.

         For purposes of the above paragraph, the term capital stock of any person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

         A "termination of trading" means the termination of trading in our common stock (or other securities into which the debentures are then convertible) on The NASDAQ National Market, The NASDAQ SmallCap Market or any U.S. national securities exchange, following which our common stock (or other securities into which the debentures are then convertible) is no longer approved for trading on The NASDAQ National Market, The NASDAQ SmallCap Market or any U.S. national securities exchange.

         "Continuing director" means a director who either was a member of our board of directors on the date the debentures were issued or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

         We will comply with the applicable provisions of Rule 13e-4 and any other applicable tender offer rules under the Exchange Act, as amended, in the event of a designated event.

         This designated event repurchase right could discourage a potential acquirer of Impax. However, this designated event repurchase feature is not the result of management's knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "fundamental change" is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the debentures upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. No debentures may be repurchased by us at the option of holders upon a designated event if the principal amount of the debentures has been accelerated, and such acceleration has not been rescinded, on or prior to the repurchase date.

         The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the debentures to require us to purchase its debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

         We may be unable to repurchase the debentures upon the occurrence of a designated event. If a designated event were to occur, we may not have enough funds to pay the repurchase price for all tendered debentures. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the debentures under certain circumstances, or expressly prohibit our repurchase of the debentures upon a designated event or may provide that a designated event constitutes an event of default under that agreement. If a designated event occurs at a time when we are prohibited from repurchasing debentures, we could seek the consent of our lenders to repurchase the debentures or attempt to refinance this debt. If we do not obtain consent or refinance this debt, we would not be permitted to repurchase the debentures. Our failure to repurchase tendered debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. If a designated event would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to the holders of debentures.

SUBORDINATION OF DEBENTURES

         Payment on the debentures will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness.

         Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, interest, and additional interest, if any, on the debentures will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the debentures because of an event of default, the holders of any outstanding senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness obligations before the holders of the debentures are entitled to receive any payment or distribution. We are required under the indenture to promptly notify holders of senior indebtedness, if payment of the debentures is accelerated because of an event of default.

         We may not make any payment on the debentures if:

         o a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a "payment default"); or

         o a default, other than a payment default, on any designated senior indebtedness occurs and is continuing (or such default would occur as a result of such payment, provided, in this last case that we have notified the trustee that such default would result from such payment prior to the time the trustee is required to make such payment) that permits holders of designated senior indebtedness to accelerate its maturity, or in the case of a lease, a default occurs and is continuing that permits the lessor to either terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease, and the trustee receives a notice of such default (called "payment blockage notice") from any person permitted to give such notice under the indenture (called a "non-payment default").

         We may resume payments and distributions on the debentures:

         o in case of a default in the payment of designated senior indebtedness, upon the date on which such default is cured or waived or ceases to exist; or

         o in case of a default, other than a payment default, on any designated senior indebtedness, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received, if the maturity of the designated senior indebtedness has not been accelerated, or in the case of any lease, 179 days after notice is received if we have not received notice that the lessor under such lease has exercised its right to terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease.

         No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice.

         If the trustee or any holder of the debentures receives any payment or distribution of our assets in contravention of the subordination provisions on the debentures before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

         Because of the subordination provisions discussed above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the debentures may receive less, ratably, than our other creditors. This subordination will not prevent the occurrence of any event of default under the indenture.

         The debentures are our exclusive obligations. Although we currently do not have any subsidiaries, in the future a portion of our operations may be conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the debentures, may depend upon the earnings of our subsidiaries. We may be dependent on the distribution of earnings, loans or other payments from our subsidiaries. Any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries would also be contingent upon our subsidiaries' earnings and business considerations.

         Our right to receive any assets of any of our future subsidiaries upon their liquidation or reorganization, and therefore the right of holders to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor to any or our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

         The term "senior indebtedness" is defined in the indenture and includes principal, premium, interest, rent, fees, costs, expenses and other amounts accrued or due on our existing or future indebtedness, as defined below, or any existing or future indebtedness guaranteed or in effect guaranteed by us, subject to certain exceptions. The term does not include:

         o any indebtedness that by its express terms provides that it is not senior to the debentures or is pari passu or junior to the debentures; or

         o  any indebtedness we owe to any of our majority-owned subsidiaries;
            or

         o  the debentures.

         The term "indebtedness" is also defined in the indenture and includes, in general terms, our liabilities in respect of borrowed money, notes, bonds, debentures, letters of credit, bank guarantees, bankers' acceptances, capital and certain other leases, interest rate and foreign currency derivative contracts or similar arrangements, guarantees and certain other obligations described in the indenture, subject to certain exceptions. The term does not include, for example, any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services.

         The term "designated senior indebtedness" is defined in the indenture and includes, any obligations under our credit facility with Wachovia Bank, National Association, and any senior indebtedness that by its terms expressly provides that it is "designated senior indebtedness" for purposes of the indenture. As of December 31, 2003, we had approximately $9.9 million senior indebtedness outstanding, excluding the $5.0 million refundable deposit due to Teva. As of June 30, 2004, we had approximately $8.4 million senior indebtedness outstanding. Neither we nor any of our future subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness.

         We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the debentures. The trustee's claims for these payments will generally be senior to those of debenture holders in respect of all funds collected or held by the trustee.

MERGER AND SALE OF ASSETS BY IMPAX

         The indenture provides that we may not consolidate with or merge with or into any other person or sell, convey, transfer or lease all or substantially all of our properties and assets to another person, unless among other things:

         o we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the U.S., any state thereof or the District of Columbia;

         o the successor person assumes, by supplemental indenture satisfactory in form and substance to the trustee, all of our obligations under the debentures and the indenture;

         o after giving effect to such transaction, there is no event of default, and no event which, after notice or passage of time or both, would become an event of default; and

         o we have delivered to the trustee an officers' certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.

         When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the debentures and the indenture.

EVENTS OF DEFAULT; NOTICE AND WAIVER

         The following are events of default under the indenture:

         o failure to pay principal or premium, if any, when due at maturity, upon redemption, repurchase or otherwise on the debentures, whether or not the payment is prohibited by subordination provisions of the indenture;

         o failure to pay any interest, or additional interest, if any, on the debentures, when due and such failure continues for a period of 30 days, whether or not the payment is prohibited by subordination provisions of the indenture;

         o default in our obligation to deliver shares of our common stock or other property upon conversion of the debentures;

         o failure to provide notice of the occurrence of a designated event on a timely basis;

         o failure to pay any indebtedness for money borrowed by us in an outstanding principal amount in excess of $10.0 million at final maturity or upon acceleration, which indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 30 days after written notice as provided in the indenture;

         o failure to perform or observe any of the covenants in the indenture for 60 days after written notice to us from the trustee (or to us and the trustee from the holders of at least 25% in principal amount of the outstanding debentures); or

         o certain events involving our bankruptcy, insolvency or reorganization.

         The trustee may withhold notice to the holders of the debentures of any default, except defaults in payment of principal, premium, interest, or additional interest, if any, on the debentures. However, the trustee must consider it to be in the interest of the holders of the debentures to withhold this notice.

         If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding debentures may declare the principal, premium, if any, accrued and unpaid interest, and additional interest, if any, on the outstanding debentures to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, premium, if any, accrued and unpaid interest, and additional interest, if any, on the debentures will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, premium, if any, interest, and additional interest, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding debentures may waive these past defaults.

         Payments of principal, premium, if any, interest, or additional interest, if any, on the debentures that are not made when due will accrue interest from the required payment date at the annual rate of 1% above the then applicable interest rate for the debentures.

         The holders of a majority of outstanding debentures will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

         No holder of the debentures may pursue any remedy under the indenture, except in the case of a default in the payment of principal, premium, if any, or interest, or additional interest, if any, on the debentures, unless:

         o the holder has given the trustee written notice of an event of default;

         o the holders of at least 25% in principal amount of outstanding debentures make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

         o the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the debentures;

         o the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee; and

         o the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

MODIFICATION AND WAIVER

         The consent of the holders of a majority in principal amount of the outstanding debentures is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding debenture affected if it would:

         o  extend the fixed maturity of any debenture;

         o reduce the rate or extend the time for payment of interest, or additional interest, if any, of any debenture;

         o  reduce the principal amount or premium of any debenture;

         o reduce any amount payable upon redemption or repurchase of any debenture;

         o adversely change our obligation to repurchase any debenture at the option of the holder;

         o adversely change our obligation to repurchase any debenture upon a designated event;

         o impair the right of a holder to institute suit for payment on any debenture;

         o  change the currency in which any debenture is payable;

         o impair the right of a holder to convert any debenture or reduce the number of shares of common stock or any other property receivable upon conversion;

         o adversely modify, in any material respect, the subordination provisions of the indenture;

         o  reduce the quorum or voting requirements under the indenture; or

         o subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture.

         We are permitted to modify certain provisions of the indenture without the consent of the holders of the debentures.

FORM, DENOMINATION AND REGISTRATION

         The debentures were issued:

         o  in fully registered form;

         o  without interest coupons; and

         o  in denominations of $1,000 principal amount and multiples of $1,000.

GLOBAL DEBENTURE, BOOK-ENTRY FORM

         Debentures are evidenced by a global debenture, which was deposited with DTC and registered in the name of Cede & Co., as DTC's nominee. Except as set forth below, a global debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

         Beneficial interests in a global debenture may be held through organizations that are participants in DTC (referred to as participants). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global debenture to such persons may be limited.

         Beneficial interests in a global debenture held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (referred to as indirect participants). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global debenture, Cede & Co. for all purposes will be considered the sole holder of such global debenture. Except as provided below, owners of beneficial interests in a global debenture will:

         o  not be entitled to have certificates registered in their names;

         o not receive physical delivery of certificates in definitive registered form; and

         o  not be considered holders of the global debenture.

         We will pay interest on, and the redemption price and the repurchase price of, a global debenture to Cede & Co., as the registered owner of the global debenture, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

         o for the records relating to, or payments made on account of, beneficial ownership interests in a global debenture; or

         o for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

         Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including the presentation of debentures for conversion, only at the direction of one or more participants to whose account with DTC interests in the global debenture are credited, and only in respect of the principal amount of the debentures represented by the global debenture as to which the participant or participants has or have given such direction.

         DTC has advised us that it is:

         o a limited purpose trust company organized under the laws of the State of New York and a member of the Federal Reserve System;

         o "clearing corporation" within the meaning of the Uniform Commercial Code; and

         o a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

         DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

         DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global debenture among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.

         We will issue debentures in definitive certificate form only if:

         o DTC notifies us that it is unwilling or unable to continue as depositary, or DTC ceases to be a clearing agency registered under the Securities and Exchange Act of 1934, as amended, and a successor depositary is not appointed by us within 90 days;

         o an event of default shall have occurred and the maturity of the debentures shall have been accelerated in accordance with the terms of the debentures and any holder shall have requested in writing the issuance of definitive certificated debentures; or

         o we have determined in our sole discretion that debentures shall no longer be represented by global debentures.

REGISTRATION RIGHTS OF THE DEBENTURE HOLDERS

         We entered into a registration rights agreement with the initial purchasers, pursuant to which we agreed to file the shelf registration statement of which this prospectus is a part with the SEC covering resale of the registrable securities within 90 days after the date the debentures were issued. We agreed to use commercially reasonable efforts to cause the shelf registration statement to become effective within 180 days after the date the debentures were issued. We agreed to use commercially reasonable efforts to keep the shelf registration statement effective until the date there are no longer any registrable securities.

         When we use the term "registrable securities" in this section, we are referring to the debentures and the common stock issuable upon conversion of the debentures until the earlier of (i) the transfer pursuant to Rule 144 under the Securities Act or the shelf registration statement of all registrable securities, and (ii) the expiration of the holding period that would be applicable to such securities if they were held by persons that are not our affiliates under Rule 144(k) under the Securities Act or any successor provision.

         We may, pursuant to the registration rights agreement, on one or more occasions, suspend the use of the prospectus, including, as may be supplemented, under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension periods shall not exceed an aggregate of 90 days for all periods in any 12-month period.

         We agreed to pay predetermined amounts as liquidated damages on any interest payment date if the shelf registration statement is not timely filed or made effective or if the prospectus included in the registration statement is unavailable for periods in excess of those permitted above:

         o on the debentures at an annual rate equal to 0.25% for the first 90 days and 0.50% thereafter of the aggregate principal amount of the debentures outstanding until the registration statement is filed or declared effective or during the additional period the prospectus is unavailable; and

         o on the common stock that has been issued upon conversion at an annual rate equal to 0.25% for the first 90 days and 0.50% thereafter of an amount equal to $1,000 divided by the conversion rate in effect during such periods.

         We are not required to pay liquidated damages on any debentures or common stock that are not registrable securities.

         A holder who elects to sell registrable securities pursuant to the shelf registration statement is required to:

         o  be named as a selling securityholder in this prospectus;

         o  deliver this prospectus to purchasers; and

         o be subject to the provisions of the registration rights agreement, including indemnification provisions.

         Under the registration rights agreement we agreed to:

         o pay all expenses with respect to the shelf registration statement of which this prospectus is a part;

         o  provide each registered holder copies of the prospectus;

         o notify holders when the shelf registration statement of which this prospectus is a part has become effective; and

         o take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

         We agreed to give notice to all holders of the filing and effectiveness of the shelf registration statement of which this prospectus is a part by issuing a press release to two of Reuters Economic Services, Bloomberg Business News or Business Wire. In order to be named as a selling securityholder in this prospectus at the time of effectiveness of the shelf registration statement of which this prospectus is a part, holders must have completed and delivered the required questionnaire to us at least 10 business days before the effectiveness of the registration statement. We agreed that, upon receipt of a completed questionnaire, together with any other information we may reasonably request following the effectiveness of the shelf registration statement, we would, within 30 days of receipt, or within 30 days of the end of any period during which we have suspended use of the prospectus, file any post-effective amendments to the shelf registration statement or supplements to this prospectus as are necessary to permit holders to deliver their prospectus to purchasers of registrable securities, subject to our right to suspend the use of the prospectus as described above; provided that we are only required to file up to three such post-effective amendments or supplements (to the extent not related to any such post-effective amendments). If such filing is a post-effective amendment to the shelf registration statement required to be declared effective under the Securities Act, we will pay liquidated damages to the holder as described above generally if such amendment is not declared effective within 90 days of the filing. If holders do not complete and deliver a questionnaire or provide the other information we may request, they will not be named as a selling securityholders in this prospectus and will not be permitted to sell their registrable securities pursuant to the shelf registration statement. This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

RULE 144A INFORMATION REQUEST

         We agreed to furnish to the holders or beneficial holders of the debentures or the underlying common stock and prospective purchasers, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

INFORMATION CONCERNING THE TRUSTEE

         We have appointed Wachovia Bank, National Association, the trustee under the indenture, as paying agent, conversion agent, debenture registrar and custodian for the debentures. Wachovia Bank, National Association is the lender under our existing line of credit and is an affiliate of Wachovia Capital Markets, LLC, one of the initial purchasers.

         The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the debentures, the trustee must eliminate such conflict or resign.

GOVERNING LAW

         The debentures and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

Authorized: We have currently authorized 90,000,000 shares of our common stock, $.01 par value per share.

Outstanding: There were 58,464,926 shares of our common stock outstanding as of July 31, 2004.

Preferred Stock: Our restated certificate of incorporation, as amended, provides that we may, by vote of our board of directors, issue up to 2,000,000 shares of preferred stock in one or more series having the rights, preferences, privileges and restrictions thereon, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or designation of such series as our board of directors deems appropriate, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock.

Voting: The holders of our common stock are entitled to one vote per share with no cumulative voting rights. Only holders of common stock vote on all matters brought for the stockholders' approval, except as otherwise required by law and subject to the voting rights of the holders of any outstanding shares of preferred stock. No shares of preferred stock are currently outstanding.

Dividends: Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled, among other things, to share ratably in dividends if, when and as declared by our board of directors out of funds legally available therefore.

Liquidation Rights: Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled in the event of liquidation, dissolution or winding-up of the Company to share ratably in the distribution of assets legally available therefor, after the payment of debts and expenses.

Preemptive Rights: The holders of common stock generally do not have any preemptive rights to subscribe for additional shares of our capital stock.

Status: All outstanding shares of our common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the terms of any series of preferred stock outstanding or to be issued by us in the future.

Redemption and Sinking Fund: No redemption or sinking fund provisions are applicable to the outstanding shares of our common stock.

WARRANTS AND OPTIONS; OTHER AGREEMENTS

         At June 30, 2004, there were outstanding warrants to purchase 801,503 shares of common stock and options to purchase 6,320,521 shares of our common stock. The warrants contain provisions providing for adjustments of the exercise price and the number of shares underlying the warrants upon the occurrence of certain events, including any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. Some warrants also contain anti-dilution protections, meaning that if we were to issue stock below the exercise price of those warrants (as adjusted from time to time), the exercise price and the number of shares obtainable upon exercise would be adjusted so as to enable the holders of the warrants to purchase additional shares of our common stock.

         Certain of our stockholders have the right to obtain additional shares of our equity securities under certain circumstances. They are entitled to preemptive rights, meaning that they are entitled to purchase additional shares of our equity securities when we sell shares of our equity in order to maintain their percentage ownership in our company. These preemptive rights have been waived with respect to this offering, subject to certain conditions. In addition, we issued warrants to purchase common stock in connection with a stock purchase agreement dated May 6, 2003. These warrants contain anti-dilution provisions, pursuant to which the number of underlying shares and the exercise prices adjust if, at any time while such warrants are outstanding, we issue or agree to issue shares of common stock or securities convertible or exchangeable into common stock below designated prices.

REGISTRATION RIGHTS

         We have a registration rights agreement with Teva, pursuant to which we are obligated to register the 888,918 shares of common stock issued to Teva in September 2003, and the 160,751 shares of common stock issued to Teva in January 2004. On May 28, 2004 we filed a registration statement on Form S-3 with the SEC pursuant to this registration rights agreement. When the registration statement is declared effective by the SEC, the shares will be freely tradable.

CERTIFICATE OF INCORPORATION, BY-LAWS AND DELAWARE LAW

         We are subject to Section 203 of the Delaware General Corporation Law, or DGCL Section 203, which regulates corporate acquisitions. DGCL Section 203 prevents certain Delaware corporations, including those with securities listed for trading on The NASDAQ National Market, from engaging, under certain circumstances in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of DGCL Section 203, "business combination" includes, among other things, a merger or consolidation involving our company and the interested stockholder and the sale of more than ten percent (10%) of our company's assets. In general, DGCL Section 203 defines an "interested stockholder" as any entity or person affiliated with or controlling or controlled by such entity or person beneficially owning 15% or more of the outstanding voting stock of our company and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of DGCL Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from amendments approved by the holders of at least a majority of the corporation's outstanding voting shares. We have not "opted out" of the provisions of DGCL Section 203.

         Our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

         Our by-laws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if each stockholder is given proper advance notice of the action. The by-laws further provide that, unless otherwise provided by statute, special meetings of stockholders may be called by the Chairman, Chief Executive Officer or resolution of the board, and shall be called by the Chief Executive Officer or Secretary upon the written request of not less than 10% in interest of the stockholders entitled to vote thereon. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is StockTrans, Inc. Its address is 44 West Lancaster Avenue, Ardmore, Pennsylvania 19003, and its telephone number is (610) 649-7300.

                 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

         The following is a general discussion of material U.S. federal income tax considerations relevant to holders of the debentures and common stock into which the debentures may be converted. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury regulations, Internal Revenue Service (IRS) rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding debentures or common stock.

         This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code or a Non-U.S. Holder (as defined below) whose "functional currency" is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations and persons holding debentures or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell debentures or common stock under the constructive sale provisions of the Code) may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law or U.S. federal estate and gift tax law that may be applicable to the holders of the debentures and common stock into which the debentures may be converted. In addition, this discussion is limited to the initial purchasers of debentures who acquire the debentures at their original issue price within the meaning of
Section 1273 of the Code, and who will hold the debentures and common stock as "capital assets" within the meaning of Section 1221 of the Code. This summary also assumes that the IRS will respect the classification of the debentures as indebtedness for federal income tax purposes.

         All prospective purchasers of the debentures are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the debentures and the common stock in their particular situations.

         For purposes of this section, the term "U.S. Holder" means a beneficial holder of a debenture or common stock that for U.S. federal income tax purposes is (a) a citizen or resident (as defined in Section 7701(b) of the Code) of the U.S., (b) a corporation formed under the laws of the U.S. or any political subdivision of the U.S., (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source and (d) in general, a trust subject to the primary supervision of a court within the U.S. and the control of a U.S. person as described in Section 7701(a)(30) of the Code. A Non-U.S. Holder is a beneficial owner of a debenture or common stock other than a U.S. Holder and other than a foreign or domestic partnership.

         If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. tax purposes) is a beneficial owner of the debentures or common stock into which the debentures may be converted, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. As a general matter, income earned through a foreign or domestic partnership is attributed to its owners. A holder of the debentures or common stock into which the debentures may be converted that is a partnership and partners in such partnership should consult their individual tax advisors about the U.S. federal income tax consequences of holding and disposing of the debentures and the common stock into which the debentures may be converted.

TAX CONSEQUENCES TO U.S. HOLDERS

INTEREST

         Interest on the debentures will generally be included in a U.S. Holder's gross income as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the U.S. Holder's regular method of accounting. It is expected, and this discussion assumes, that the debentures will be issued at their principal amount for U.S. federal income tax purposes. However, if the issue price of the debentures is less than their principal amount by more than a de minimis amount, a U.S. Holder will be required to include such difference in gross income as original issue discount, as it accrues, using a constant-yield method.

         In general, if the terms of a debt instrument entitle a U.S. Holder to receive payments other than fixed periodic interest, the debenture could be subject to special rules that apply to debt instruments with original issue discount or "contingent payment debt instruments". These rules generally require a U.S. Holder to accrue interest income at a rate higher than the stated interest rate on the debenture and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or retirement of a debenture before the resolution of the contingencies. In certain circumstances, holders of our debentures could receive payments in excess of stated principal or interest. Based on our belief that the possibility for us to make such additional payments is "remote," we do not believe that the debentures should be treated as contingent payment debt instruments or as having original issue discount because of these potential additional payments. Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the debentures as contingent payment debt instruments or as having original issue discount. Our position in this regard is binding on U.S. Holders unless they disclose their contrary position. In the event that we pay additional interest as liquidated damages, U.S. Holders would be required to recognize additional ordinary income.

MARKET DISCOUNT

         Resale of the debentures may be affected by the impact on a purchaser of the market discount provisions of the Code. Subject to a de minimis exception, the market discount on a debenture generally will equal the amount, if any, by which the stated redemption price at maturity of the debenture immediately after its acquisition exceeds the Holder's adjusted tax basis in the debenture. If applicable, these provisions generally require a Holder who acquires a debenture at a market discount to treat as ordinary income any gain recognized on the disposition of that debenture to the extent of the accrued market discount on that debenture at the time of disposition, unless the Holder elects to include market discount in income currently as it accrued with a corresponding increase in adjusted tax basis in the debenture. If a Holder disposes of a debenture with market discount in certain otherwise non-taxable transactions (including a conversion of the debenture into common stock), the Holder must include accrued market discount as ordinary income as if the Holder had sold the debenture at its then fair market value.

         The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the debenture at the time of acquisition, or, at the election of the Holder, under a constant yield method. A Holder who acquires a debenture at a market discount and who does not elect to include market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the debenture until the debenture is disposed of in a taxable transaction. A Holder who acquires a debenture at a market discount should contact their tax advisor to determine the tax consequences associated with such an acquisition.

AMORTIZABLE PREMIUM

         A Holder who purchases a debenture at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize that premium (referred to as Section 171 premium) with a corresponding decrease in adjusted tax basis from the purchase date to the debenture's maturity date under a constant yield method that reflects semi-annual compounding based on the debenture's payment period, but subject to special limitations if the note is subject to optional redemption at a premium. Amortized Section 171 premium is treated as an offset to interest income on a debenture and not as a special deduction. Under Treasury Regulations, the amount of amortizable bond premium that a Holder may deduct in any accrual period is limited to the amount by which the Holder's total interest inclusions on the debentures in prior accrual periods exceed the total amount treated by the Holder as bond premium deduction in prior accrual periods. If any of the excess bond premium is not deductible, that amount is carried forward to the next accrual period. The election to amortize bond premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing Holder on or after the first day of the first taxable year to the which the election applies and may not be revoked without the consent of the IRS. A Holder who acquires a debenture with amortizable bond premium should contact their tax advisor to determine the tax consequences associated with such an acquisition.

CONVERSIONS OF DEBENTURES INTO COMMON STOCK

         A Holder generally will not recognize any income, gain or loss upon conversion of a debenture into common stock except that the fair market value of common stock received with respect to accrued interest will be taxed as a payment of interest as described above under "Tax Consequences to U.S. Holders -- Interest," and except with respect to cash received in lieu of a fractional share of common stock. Cash received in lieu of a fractional share of common stock should generally be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share. The adjusted tax basis of shares of common stock received on conversion will equal the adjusted tax basis of the debenture converted (increased by the amount of income recognized upon conversion with respect to accrued interest, and reduced by the portion of adjusted tax basis allocated to any fractional share of common stock exchanged for cash). The holding period of such common stock received on conversion will generally include the period during which the converted debentures were held prior to conversion, except that the holding period of any common stock received with respect to accrued interest will commence on the date after conversion.

         If a Holder surrenders a debenture for conversion and we deliver a combination of shares of common stock and cash, the tax treatment to the Holder is uncertain. A Holder may be required to recognize any gain (but not loss) realized, but only to the extent such gain does not exceed the amount of cash received (other than any cash received in lieu of a fractional share or attributable to accrued but unpaid interest, as discussed above). In such case, a Holder's basis in the common stock received in the conversion (excluding any shares of common stock attributable to accrued but unpaid interest) would be equal to such holder's adjusted tax basis in the debenture, reduced by any cash received in the conversion (other than any cash received in lieu of a fractional share or attributable to accrued but unpaid interest) and increased by the amount of any gain recognized on the conversion (other than gain with respect to a fractional share). Holders should consult their tax advisors regarding the proper treatment to them of the receipt of a combination of cash and common stock upon a conversion of a debenture.

ADJUSTMENTS TO THE CONVERSION PRICE

         The conversion price of the debentures is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury regulations issued thereunder may treat the holders of the debentures as having received a constructive distribution, resulting in ordinary income to the extent of our current and/or accumulated earnings and profits, if, and to the extent that, certain adjustments in the conversion price (particularly an adjustment to reflect a taxable dividend to holders of common stock) increase the proportionate interests of the holders of debentures in our assets or earnings and profits, whether or not such Holder ever exercises its conversion privilege. Therefore, Holders may recognize income in the event of a deemed distribution even though they may not receive any cash or property. Moreover, if there is not a full adjustment to the conversion ratio of the debentures to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of outstanding common stock generally will be treated as a taxable distribution to such holders to the extent of our current and/or accumulated earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive dividend distribution. It is unclear whether any constructive distribution would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends received by non-corporate holders. It is also unclear whether a corporate holder would be entitled to claim the dividends received deduction with respect to a constructive dividend.

SALE, EXCHANGE OR OTHER TAXABLE DISPOSITION OF THE DEBENTURES

         Each Holder generally will recognize gain or loss upon the sale, exchange (other than by exercise of the conversion privilege) or other taxable disposition of debentures measured by the difference (if any) between (a) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in gross income, which amount will be taxable as ordinary income) and (b) such holder's adjusted tax basis in the debentures. Any such gain or loss recognized on the sale, exchange or other taxable disposition of a debenture generally will be capital gain or loss and will be long-term capital gain or loss if the debenture has been held for more than one year at the time of the sale or exchange. In general, the maximum U.S. federal income tax rate for non-corporate taxpayers is currently 15% for long-term capital gain that is recognized before January 1, 2009 and 35% for short-term capital gain. For corporate taxpayers, both long-term and short-term capital gains are subject to a maximum tax rate of 35%. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to certain limitations.

DIVIDENDS

         Distributions, if any, paid on the common stock, to the extent made from our current and/or accumulated earnings and profits, as determined under U.S. federal income tax principles, will be included in a Holder's gross income as dividends taxable as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) when received. In general, dividends paid to a non-corporate Holder in taxable years beginning before January 1, 2009 are taxable at a maximum rate of 15% provided that such holder
(a) holds the shares for more than 60 days during the 120 day period beginning 60 days before the ex-dividend date and (b) meets other holding period requirements. To the extent, if any, that a Holder receives distributions on shares of common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital, reducing the Holder's basis in the shares of common stock. Any distributions in excess of the Holder's basis in the shares of common stock generally will be treated as capital gains.

SALES OF COMMON STOCK

         Gain or loss realized on the sale, exchange or other taxable disposition of common stock will equal the difference between (a) the amount realized on such sale, exchange or other taxable disposition and (b) the Holder's adjusted tax basis in such common stock. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the Holder has held the common stock for more than one year. In general, the maximum U.S. federal income tax rate for non-corporate taxpayers is currently 15% for long-term capital gain that is recognized before January 1, 2009 and 35% for short-term capital gain. For corporate taxpayers, both long-term and short-term capital gains are subject to a maximum tax rate of 35%. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to certain limitations.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         A Holder of debentures or common stock may be subject to "backup withholding" at a rate currently of 28% with respect to certain "reportable payments," including interest payments, dividend payments, proceeds from the disposition of the debentures or common stock to or through a broker and, under certain circumstances, principal payments of the debentures. These backup withholding rules apply (a) if the Holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number (TIN) certified under penalties of perjury within a reasonable time after the request therefor, (ii) fails to report properly interest or dividends, (iii) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding or (b) if the IRS provides notification that the Holder has furnished us with an incorrect TIN. Any amount withheld from a payment to a Holder under the backup withholding rules is creditable against the Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain Holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established.

         We will report to the Holders of debentures and common stock and to the IRS the amount of our "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

         THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS INTENDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE DEBENTURES AND THE COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                             SELLING SECURITYHOLDERS

         The debentures were originally issued by us and sold by Citigroup Global Markets Inc., Wachovia Capital Markets, LLC and First Albany Capital Inc., who are referred to in this prospectus as the initial purchasers, in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the debentures listed below and shares of our common stock issuable upon conversion of those debentures. When we refer to the selling securityholders in this prospectus, we mean those persons listed in the table below, as well as the permitted pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests. The table below, which, except as set forth below, we have prepared based on information provided to us by the selling securityholders, sets forth the name of each selling securityholder, the principal amount of debentures, as of September 28, 2004, that each selling securityholder may offer pursuant to this prospectus and the number of shares of our common stock into which those debentures are convertible. Unless set forth below, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

                                                                                                                      PERCENTAGE
                                              PRINCIPAL                                                                   OF
                                              AMOUNT OF                                                 NUMBER OF    OUTSTANDING
                                             DEBENTURES     PERCENTAGE     NUMBER OF                    SHARES OF      SHARES OF
                                            BENEFICIALLY        OF         SHARES OF      NUMBER OF       COMMON        COMMON
                                            OWNED BEFORE    DEBENTURES   COMMON STOCK     SHARES OF       STOCK          STOCK
                                            OFFERING AND   OUTSTANDING   BENEFICIALLY   COMMON STOCK   BENEFICIALLY  BENEFICIALLY
                                             THAT MAY BE      BEFORE     OWNED BEFORE       BEING      OWNED AFTER    OWNED AFTER
      NAME OF SELLING SECURITYHOLDER          SOLD ($)       OFFERING      OFFERING      OFFERED (1)   THE OFFERING  THE OFFERING
      ------------------------------      ---------------   -----------  ------------   -------------  ------------- ------------
Amaranth LLC (2)........................          2,500,000         2.63%           -          89,031             -             *

Bancroft Convertible Fund, Inc. (3)......         1,125,000         1.18%           -          40,064             -             *

Barclays Global Investors Equity Hedge
 Fund II(4)...............................           16,000         *               -             569             -             *

CitiGroup Global Markets Inc.(5).........        10,300,000        10.84%           -         366,809             -             *

CNH CA Master Account, L.P.(6)...........           100,000         *               -           3,561             -             *

Ellsworth Convertible Growth and Income
 Fund, Inc. (7)..........................         1,125,000         1.18%           -          40,064             -             *

FrontPoint Convertible Arbitrage Fund,
 L.P.(8) ................................         1,500,000         1.58%        26,700        53,418          26,700

Grace Convertible Arbitrage Fund, Ltd.(9)         6,000,000         6.32%           -         213,675             -             *

HighBridge International LLC (10)........        10,000,000        10.53%       293,017(11)   356,125          293,017(11)      *

McMahan Securities Co. L.P. (12).........         1,100,000         1.16%           -          39,173             -             *

Mohican VCA Master Fund, Ltd (13) .......         1,100,000         1.16%           -          39,173             -             *

Piper Jaffray & Co. (14).................         2,000,000         2.10%           -          71,225             -             *

Relay 3 Asset Holding Co. Limited (4) ...             8,000         *               -             284             -             *

Ritchie Convertible Arbitrage
 Trading (15)............................           900,000         *               -          32,051             -             *

S.A.C. Capital Associates, LLC (16)......         4,000,000         4.21%       174,166       142,450         174,166           *

Scorpion Offshore Investment Fund,
 Ltd. (4) ...............................            70,000         *               -           2,492             -             *

SP Holdings Ltd. (4).....................            18,000         *               -             641             -             *

Standard Global Equity Partners II,
 L.P. (4)................................            12,000         *               -             427             -             *

Standard Global Equity Partners SA,
 L.P. (4)................................           125,000         *               -           4,451             -             *

Standard Global Equity Partners,
 L.P. (4)................................           262,000         *               -           9,330             -             *

Standard Pacific Capital Offshore Fund,           1,037,000         1.09%           -          36,930             -             *
 Ltd. (4) ...............................

Standard Pacific MAC 16 Ltd. (4).........            52,000         *               -           1,851             -             *

Sterling Invest Co. (17).................         1,500,000         1.58%           -          53,418             -             *

Whitebox Diversified Convertible
 Arbitrage Partners LP (18) .............           750,000         *               -          26,709             -             *

Wolverine Convertible Arbitrage Fund
 Trading Limited (19)....................         1,350,000         1.42%           -          48,076             -             *

All other holders of the Debentures or
 future transferees, pledges, donees,
 assignees or successors of any such
 holders.................................        48,050,000        50.58%           -       1,711,190             -

(1) Assumes conversion of all the selling securityholders debentures at a rate of 35.6125 shares of common stock per $1,000 original principal amount of the debentures. This conversion rate is subject to adjustment as described under "Description of Debentures - Conversion of Debentures." As a result, the number of shares of common stock issuable upon conversion of the debentures may increase in the future.

(2) Amaranth Advisors L.L.C. is the trading advisor for this selling Securityholder and exercises voting and investment control over the securities held by this Securityholder. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C.

(3) This selling securityholder is a publicly-held registered investment company.

(4) Standard Pacific Capital, LLC is the investment advisor and general partner of this selling securityholder and exercises voting and dispositive power over the securities held by this selling securityholder. Standard Pacific Partners, L.P. is the managing member of Standard Pacific Capital, LLC and Standard Pacific Holdings, LLC is the managing member of Standard Pacific Partners, L.P. Andrew Midler is the sole member of Standard Pacific Holdings, LLC.

(5) This selling securityholder served as an initial purchaser and book manager in connection with the initial issuance of the debentures. This selling securityholder is a wholly owned subsidiary of Citigroup, Inc., which is a publicly-held company.

(6) CNH Partners, LLC serves as the investment advisor for this selling securityholder and, therefore, has voting and investment control over the securities held by this selling securityholder. The principals of CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulvino.

(7) This selling securityholder is a publicly-held registered investment company.

(8) FrontPoint Convertible Arbitrage Fund GP LLC is the general partner of this selling securityholder. FrontPoint Partners LLC is the managing member of FrontPoint Convertible Arbitrage Fund GP, LLC and as such has voting and dispositive power over the securities held by this selling securityholder. Philip Duff, W. Gillespie Caffray and Paul Ghaffari are members of the board of managers of FrontPoint Partners LLC and are the sole members of its management committee.

(9) Michael Brailov and Bradford Whitmore share voting and investment control over the securities held by this selling securityholder.

(10) Glen Dubin and Henry Swieca are the principals of HighBridge Capital Management, trading advisor to this selling securityholder. Mr. Dubin and Mr. Swieca have voting and investment control over the securities held by this selling securityholder.

(11) These shares are issuable upon the exercise of warrants to purchase common stock held by Smithfield Fiduciary LLC. Highbridge Capital Management, LLC, the trading manager for this selling securityholder, is also the trading manager of Smithfield Fiduciary LLC and has voting and investment control over the securities held by Smithfield Fiduciary LLC.

(12) D. Bruce McMahan is the general partner of this selling securityholder and has voting and investment control of the securities held by this selling security holder.

(13) Eric C. Hage and Daniel C. Hage share voting and investment control over the securities held by this selling security holder.

(14) This selling securityholder is a publicly-held registered investment company.

(15) Ritchie Capital Management, LLC is the trading advisor for this selling securityholder and exercises voting and investment control over securities held by this securityholder. THR, Inc. is the managing member of Ritchie Capital Management, LLC. AR Thane Ritchie is the sole shareholder of THR, Inc.

(16) Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company, and S.A.C. Capital Management, LLC, a Delaware limited liability company, share investment and voting control with respect to the securities held by this selling securityholder. Steven
      A. Cohen controls both S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC. Each of Mr. Cohen, S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC disclaim beneficial ownership of the securities covered by this prospectus.

(17) Ann Houlihan has sole voting and investment control over the securities held by this selling securityholder.

(18) Whitebox Diversified Convertible Arbitrage Advisors LLC, the general partner of this selling securityholder, and exercises voting and investment control over the securities held by this selling securityholder. Andrew Redleaf is the managing member of Whitebox Diversified Convertible Arbitrage Advisors, LLC.

(19) Wolverine Convertible Arbitrage Fund, LLC is the investment advisor of this selling securityholder and exercises voting and dispositive power over the securities held by this selling securityholder. Wolverine Asset Management, LLC is the managing member of Wolverine Convertible Arbitrage Fund, LLC. Robert Bellick is the managing member of Wolverine Asset Management, LLC.

         We cannot advise you as to whether the selling securityholders will in fact sell any or all of the debentures or shares of common stock listed in the table above. Moreover, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the debentures or shares of common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table above.

                                 USE OF PROCEEDS

         All proceeds from the sale of the debentures or the shares of our common stock issuable upon conversion of the debentures in this offering will go to the selling securityholders. We will not receive any proceeds from the sale of the debentures or the shares of common stock issuable upon conversion of the debentures sold by the selling securityholders. The proceeds received by us from the initial issuance of the debentures is being used for general corporate purposes, including working capital requirements, manufacturing of our products and research and development.

                              PLAN OF DISTRIBUTION

         We are registering the debentures and the shares of common stock issuable upon conversion of the debentures on behalf of the selling securityholders. We will pay all costs, expenses and fees in connection with this registration, except that the selling securityholders will pay underwriting discounts and selling commissions, if any. We will not receive any of the proceeds from the sale of the securities by the selling securityholders. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the selling securityholder table above, as well as the permitted pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

         The selling securityholders may sell their debentures and the underlying shares of our common stock at various times in one or more of the following transactions:

         o on The NASDAQ National Market (or any other exchange on which the shares may be listed);

         o  in the over-the-counter market;

         o in privately negotiated transactions other than in the over-the-counter market;

         o in ordinary brokerage transactions and transactions in which the broker solicits purchasers and in transactions where the broker or dealer acts as principal and resells shares for its own account under this prospectus;

         o  in block trades;

         o  by pledge to secure debts and other obligations;

         o in connection with the writing of non-traded and exchange-traded put or call options, in hedge transactions, in covering previously established short positions, and in settlement of other transactions in standardized or over-the-counter options;

         o  any other method permitted under applicable law; or

         o  in a combination of any of the above transactions.

         The selling securityholders may sell their debentures and underlying shares of our common stock at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling securityholders may sell securities directly or may use broker-dealers to sell their securities. The broker-dealers will either receive discounts or commissions from the selling securityholders, or they will receive commissions from purchasers of securities. This compensation may be in excess of customary commissions.

         The selling securityholders may also sell all or a portion of their securities under Rule 144 under the Securities Act, or pursuant to other available exceptions from the registration requirements of the Securities Act or may pledge securities as collateral for margin accounts. These securities could then further be resold pursuant to the terms of such accounts.

         Under certain circumstances, the selling securityholders and any broker-dealers that participate in the distribution might be deemed to be "underwriters" within the meaning of the Securities Act and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived.

         Because the selling securityholders may be deemed to be "underwriters" under the Securities Act, the selling securityholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of their securities, the selling securityholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which prohibits, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until such person's participation in the distribution is completed. We have informed the selling securityholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         If we are notified by any selling securityholder that a material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act, disclosing the following:

         o the name of the selling securityholder and of the participating broker-dealer(s);

         o  the number and amount of securities involved;

         o  the price at which such securities were sold;

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and

         o  other facts material to the transaction.

         We entered into a registration rights agreement for the benefit of holders of the debentures to register their debentures and underlying common stock under the Securities Act under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the debentures and the underlying common stock, including liabilities under the Securities Act. We will pay all costs and expenses associated with the registration of the notes and the common stock. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. The selling securityholders will pay all underwriting discounts, commissions, transfer taxes and certain other expenses associated with any sale of the notes and the common stock by them.

         In order to comply with certain state securities laws, if applicable, the debentures and the underlying shares of common stock will not be sold in a particular state unless they have been registered or qualified for sale in that state or any exemption from registration or qualification is available and complied with.

                                  LEGAL MATTERS

         The legality of the securities offered by this prospectus has been passed upon for us by Blank Rome LLP, Philadelphia, Pennsylvania.

                                     EXPERTS

         The financial statements of Impax Laboratories, Inc. as of December 31, 2003 and for the year ended December 31, 2003, incorporated in this prospectus by reference from the Impax Laboratories, Inc. Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The financial statements as of December 31, 2002 and for the two years then ended, incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC's website on the Internet at http://www.sec.gov. This website contains reports, proxy and information statements and other information regarding our company and other registrants that file electronically with the SEC. Our SEC file number for documents we file pursuant to the Exchange Act is 0-27354. These reports, proxy and information statements and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006

         We have filed a registration statement on Form S-3 with the SEC covering the debentures and the shares of common stock issuable upon conversion of the debentures being offered by means of this prospectus. We are allowed to "incorporate by reference" the information contained in certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K), until the selling securityholders sell all the debentures and underlying shares of common stock registered under the registration statement of which this prospectus is a part:

                  1. Our annual report on Form 10-K for the year ended December 31, 2003 (including the portions of our proxy statement for our 2004 annual meeting of stockholders incorporated by reference in the annual report on Form 10-K);

                  2. Our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2004;

                  3. Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2004;

                  4. Our amended quarterly report on Form 10-Q/A for the fiscal quarter ended September 30, 2003, filed with the SEC on May 12, 2004;

                  5. Our amended quarterly report on Form 10-Q/A for the fiscal quarter ended September 30, 2003, filed with the SEC on May 26, 2004; and

                  6. Our current reports on Form 8-K dated July 13, 2004, September 2, 2004, and September 30, 2004; and

                  7. The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on December 8, 1995, as amended on December 14, 1997.

You may request a copy of these documents, at no cost, by writing or telephoning us at the following address or telephone number:

                            Impax Laboratories, Inc.
                               3735 Castor Avenue
                        Philadelphia, Pennsylvania 19124
                            Telephone: (215) 289-2220
                         Attention: Corporate Secretary

Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus. Additionally, we make available, free of charge, on our website, http://www.impaxlabs.com, these filings as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC.

         The information on the websites listed above, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference in this document. These websites are, and are only intended to be, inactive textual references.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the company's estimates (other than of the SEC registration fee) of the expenses in connection with the issuance and distribution of the debentures and shares of common stock being registered:

SEC registration fee.............................        $ 12,036.50*
Legal fees and expenses..........................        $ 25,000.00
Accounting fees and expenses.....................        $ 10,000.00
Miscellaneous expenses...........................        $  1,000.00
      Total......................................        $ 48,036.50

None of these expenses are being paid by the selling securityholders.

____________________________
*Actual; all other expenses are estimated.



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law (DGCL), empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided by Delaware law is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's bylaws, agreement, vote or otherwise.

         In accordance with Section 145 of the DGCL, Section TWELFTH of the Company's restated certificate of incorporation, as amended (the Certificate), provides that the Company shall indemnify each person who is or was a director, officer, employee or agent of the Company (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by law. The indemnification provided by the Certificate shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company. Section ELEVENTH of the Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The by-laws of the Company provide that, to the fullest extent permitted by applicable law, the Company shall indemnify any person who is a party or otherwise involved in any proceeding by reason of the fact that such person is or was a director or officer of the Company or was serving at the request of the Company.

ITEM 16. EXHIBITS

     EXHIBIT
      NUMBER        DESCRIPTION OF DOCUMENT
 ---------------    ----------------------------------------------------------

       3.1 Restated Certificate of Incorporation of Impax Laboratories, Inc. dated August 30, 2004.

       3.2* By-Laws of the Registrant (incorporated herein by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002).

       4.1* Specimen Certificate of the Company's Common Stock, par value $.01 per share (incorporated herein by reference to the Registration Statement on Form S-4 (File No. 333-90599))

       4.2* Registration Rights Agreement between Impax Laboratories, Inc., as Issuer, and Citigroup Global Markets, Inc., as representative of the Initial Purchasers, dated as of April 5, 2004 (incorporated herein by reference to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004).

       4.3* Indenture, between Impax Laboratories, Inc. and Wachovia Bank, National Association, as Trustee, dated as of April 5, 2004 (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004).

       4.4 Form of 1.250% Convertible Senior Subordinated Debentures due 2024 (included as Exhibit A in Exhibit 4.3)

       5.1         Opinion of Blank Rome LLP. (1)

      10.1* Purchase Agreement among Impax Laboratories, Inc., Citigroup Global Markets Inc., Wachovia Capital Markets, LLC and First Albany Capital Inc. (the "Initial Purchasers") dated March 30, 2004 (incorporated herein by reference to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004).

      12.1         Ratio of Earnings to Fixed Charges schedule.

      23.1         Consent of Deloitte & Touche LLP.

      23.2         Consent of PricewaterhouseCoopers LLP.

      23.3         Consent of Blank Rome LLP (included in Exhibit 5.1). (1)

      24.1         Power of Attorney (Included on signature page hereto). (1)

      25.1         Statement of Eligibility of the Trustee on Form T-1. (1)


(1) Previously filed.

*Incorporated by reference herein.

ITEM 17. UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d) The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective by the Securities and Exchange Commission.

                  (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania on September 30, 2004.

                                      IMPAX LABORATORIES, INC.


                                      By:  /s/ Barry R. Edwards
                                           ------------------------------
                                           Barry R. Edwards,
                                           Chief Executive Officer


         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on September 30, 2004 in the capacities indicated.


            NAME                                                      TITLE
-----------------------------------------                    ------------------------------------------------
/s/ Charles Hsiao, Ph.D.                                    Chairman and Director
-----------------------------------------
Charles Hsiao, Ph.D.


/s/ Barry R. Edwards                                        Chief Executive Officer and Director (Principal
-----------------------------------------                   Executive Officer)
Barry R. Edwards


/s/ Larry Hsu, Ph.D.                                        President and Director
-----------------------------------------
Larry Hsu, Ph.D.


/s/ Cornel C. Spiegler                                      Chief Financial Officer (Principal Financial and
-----------------------------------------                   Accounting Officer) and Corporate Secretary
Cornel C. Spiegler


/s/                 *                                       Director
-----------------------------------------
Leslie Z. Benet, Ph.D.

/s/                 *                                       Director
-----------------------------------------
Robert L. Burr

/s/                 *                                       Director
-----------------------------------------
David J. Edwards

/s/                 *                                       Director
-----------------------------------------
Nigel Fleming, Ph.D.

/s/                 *                                       Director
-----------------------------------------
Michael Markbreiter

/s/                 *                                       Director
-----------------------------------------
Oh Kim Sun

/s/                 *                                       Director
-----------------------------------------
Peter R. Terreri

*By:     /s/ Barry R. Edwards
-----------------------------------------
          Barry R. Edwards


                                  EXHIBIT INDEX


     EXHIBIT
      NUMBER       DESCRIPTION OF DOCUMENT
---------------    -----------------------------------------------------------------------------------------------


       3.1         Restated Certificate of Incorporation of Impax Laboratories, Inc. dated August 30, 2004.

       3.2*        By-Laws of the Registrant (incorporated herein by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002).

       4.1*        Specimen Certificate of the Company's Common Stock, par value $.01 per share
                  (incorporated herein by reference to the Registration Statement on Form S-4 (File No. 333-90599))

       4.2*        Registration Rights Agreement between Impax Laboratories, Inc., and Citigroup Global Markets,
                   Inc., dated as of April 5, 2004 (incorporated herein by reference to the Registrant's
                   Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004).

       4.3*        Indenture between Impax Laboratories, Inc. and Wachovia Bank, National Association, as
                   Trustee, dated as of April 5, 2004 (incorporated by reference to the Registrant's Quarterly
                   Report on Form 10-Q for the quarterly period ended March 31, 2004).

       4.4*        Form of 1.250% Convertible Senior Subordinated Debentures due 2024 (included as Exhibit A in
                   Exhibit 4.3).

        5.1        Opinion of Blank Rome LLP. (1)

       10.1*       Purchase Agreement among Impax Laboratories, Inc., Citigroup Global Markets Inc., Wachovia
                   Capital Markets, LLC and First Albany Capital Inc., dated March 30, 2004 (incorporated herein by reference to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended
                   March 31, 2004).

       12.1        Ratio of Earnings to Fixed Charges schedule.

       23.1        Consent of Deloitte & Touche LLP.

       23.2        Consent of PricewaterhouseCoopers LLP.

       23.3        Consent of Blank Rome LLP (included in Exhibit 5.1). (1)

       24.1        Power of Attorney (Included on signature page hereto). (1)

       25.1        Statement of Eligibility of the Trustee on Form T-1. (1)

------------
(1) Previously filed.

*Incorporated by reference herein.